                                                                     Exhibit 2.1


                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES

                           THE CARBORUNDUM COMPANY LTD

                           CARBORUNDUM DO BRASIL LTDA

                          CARBORUNDUM DEUTSCHLAND GMBH

                  CARBORUNDUM AUSTRALIA PTY LTD ACN 004 838 233

                                 (THE "SELLERS")

                                       AND

                               UNIFRAX CORPORATION

                               UNIFRAX HOLDING CO

                   UNIFRAX AUSTRALIA PTY LTD. ACN 093 625 757

                                 NAF BRAZIL LTDA

                                  UNIFRAX GMBH

                                 (THE "BUYERS")

                            DATED AS OF JULY 27, 2000


ARTICLE 1. DEFINITIONS.......................................................................2

   1.1       Definition Reference............................................................2

ARTICLE 2. PURCHASE AND SALE OF SHARES AND ASSETS............................................2

   2.1       Purchase and Sale of Shares and Assets..........................................2

   2.2       Purchase Price..................................................................5
             2.2.1   Initial Purchase Price..................................................5
             2.2.2   Notes...................................................................6
             2.2.3   Price Adjustments.......................................................6

   2.3       Allocation of Purchase Price....................................................9
             2.3.1   Allocation of the Purchase Price........................................9
             2.3.2   Allocation of the Final Burden or Benefit...............................9

   2.4       Closing Statements..............................................................9

ARTICLE 3. CONDITIONS TO CLOSING............................................................12

   3.1       Conditions to Buyers' Obligation...............................................12
             3.1.1   Legal Action...........................................................12
             3.1.2   Agreements Performed; Representations Accurate.........................12
             3.1.3   Resignations and Releases..............................................12
             3.1.4   Filings................................................................12
             3.1.5   Consents...............................................................13
             3.1.6   Sellers Releases.......................................................13
             3.1.7   No Withdrawal Event....................................................13
             3.1.8   Liens Released.........................................................13
             3.1.9   Affiliates Liabilities and Debt Repayment..............................13
             3.1.10  Termination of Specific Agreements.....................................13
             3.1.11  Simultaneous closing of all transactions...............................13
             3.1.12  Exchange Rate..........................................................14
             3.1.16  Other..................................................................14

   3.2       Conditions to the Obligation of the Sellers....................................14
             3.2.1   Legal Action...........................................................14
             3.2.2   Agreements Performed, Representations Accurate.........................14
             3.2.3   Issuance of the Unifrax Holding Note and the Corporation Note..........15
             3.2.4   Exchange Rate..........................................................15
             3.2.5   Legal Opinion..........................................................15
             3.2.6   Other..................................................................15

   3.3       Reimbursement from Buyers in the event of a failure to consummate the transactions as a result of a failure to obtain financing......................15

ARTICLE 4. CLOSING..........................................................................16

   4.1       Closing Date...................................................................16

ARTICLE 5. REORGANIZATION PLAN..............................................................16

   5.1       Actions to be taken............................................................16

   5.2       Documents and Filings..........................................................17

ARTICLE 6 COVENANTS BY THE SELLERS..........................................................17

   6.1       Conduct of Business............................................................17

   6.2       Access.........................................................................18

   6.3       No Shop........................................................................18

   6.4       Right of First Refusal.........................................................19

   6.5       Excluded Liabilities...........................................................19

   6.6       Financial Statements...........................................................19

   6.7       Cash...........................................................................21

   6.8       Non-competition Covenants......................................................21

   6.9       Related Agreements.............................................................21

   6.10      Public statements regarding Ceramic Fibers.....................................22

   6.11      Debt at Closing................................................................22

   6.12      Miscellaneous Due Diligence Items..............................................22

ARTICLE 7. COVENANTS BY THE BUYERS..........................................................22

   7.1       Consents.......................................................................22

   7.2       Indian Tender Offer............................................................23

ARTICLE 8. OTHER COVENANTS..................................................................23


   8.1       Publicity......................................................................23

   8.2       Expenses.......................................................................23

   8.3       Tax Matters....................................................................23
             8.3.1   Liability for Taxes and Related Matters................................23
             8.3.2   Withholding Taxes......................................................26
             8.3.3   Tax Elections..........................................................26
             8.3.4   Time of Payment........................................................26
             8.3.5   Assistance and Cooperation.............................................27
             8.3.6   Commodity Taxes........................................................27
             8.3.7   Reimbursement by Unifrax...............................................28

   8.4       Satisfaction of Conditions.....................................................28

   8.5       Update Information.............................................................28

   8.6       Transferred employees..........................................................28

   8.7       Non-transferred employees......................................................29

   8.8       Pension Plans..................................................................29

   8.9       Transfer of Permits and Third Party Consents...................................30

   8.10      Information Systems............................................................31

ARTICLE 9. TERMINATION......................................................................31

   9.1       Termination....................................................................31
             9.1.1   Written Agreement......................................................31
             9.1.2   Drop Dead Date.........................................................31
             9.1.3   Material Breach of Sellers' Representations............................31
             9.1.4   Material Breach of Buyers' Representations.............................32

   9.2       Effect of Termination..........................................................32

ARTICLE 10. CONSTRUCTION....................................................................32

   10.1      Definitions....................................................................32

   10.2      Notices........................................................................40

   10.3      Binding Effect.................................................................41

   10.4      Third Party Beneficiaries......................................................41

   10.5      Headings.......................................................................41

   10.6      Exhibits and Schedules.........................................................41

   10.7      Governing Law..................................................................41

   10.8      Waivers........................................................................42

   10.9      Pronouns.......................................................................42

   10.10     Amendment......................................................................42

   10.11     Entire Agreement...............................................................42

INFORMATION SYSTEM SERVICES.................................................................52

                       STOCK AND ASSET PURCHASE AGREEMENT

         THIS STOCK AND ASSET PURCHASE AGREEMENT, dated as of July 27, 2000 (this "AGREEMENT") is by and among Unifrax Holding Co. ("Unifrax Holding"), Unifrax Corporation ("UNIFRAX"), Unifrax Australia, NAF Brazil Ltda ("Unifrax Brazil") and Unifrax GmbH (together with any designee of Unifrax, the "BUYERS"), and SEPR, the Carborundum Company Ltd ("Carborundum Ltd"), Carborundum Deutschland, Carborundum Australia, and Carborundum do Brasil.

         A. SEPR owns all but 6 of the shares representing the share capital of Carborundum France SA ("CARBORUNDUM FRANCE") (and will at Closing own 100% of the shares representing such share capital) a company registered under the laws of France which will at Closing own 100% of the shares representing the share capital of Batistaff SA ("BATISTAFF"), a French societe anonyme and 100% of the shares of Carborundum Belgium, a company registered under the laws of Belgium ("CARBORUNDUM BELGIUM"). As of the Closing Date and pursuant to the Reorganization Plan, as hereinafter defined, Carborundum Ltd shall have contributed to a newly-founded company incorporated under the laws of England ("NEWCO FIBERS ENGLAND"), all of its assets relating to the Ceramic Fiber Business (as hereinafter defined) other than a license agreement with Morgan Crucible P.L.C., including those pertaining to Carborundum Ltd's branch in Spain, as well as its quota in Carborundum Italia, a company incorporated under the laws of Italy ("CARBORUNDUM ITALIA") and 1,165,350 shares representing 58.9126% of the shares of capital stock of Orient Cerlane Ltd ("ORIENT"), a company registered under the laws of India. Carborundum do Brasil owns all of the issued and outstanding stock of CIT Carborundum do Venezuela, a company incorporated under the laws of Venezuela ("CARBORUNDUM VENEZUELA"). As of the Closing Date, and pursuant to the Reorganization Plan as hereinafter defined, Carborundum do Brasil shall have contributed to a newly-formed company registered under the laws of Brazil ("NEWCO FIBERS BRAZIL") all of its assets relating to its Ceramic Fiber Business (as hereinafter defined) including those pertaining to its branch in Argentina, but not including its shares in Carborundum Venezuela.

         SEPR, Carborundum do Brasil and Carborundum Ltd are collectively designated herein as the "STOCK SELLERS" and individually as a "STOCK SELLER". Carborundum France, NewCo Fibers England, Carborundum Italia, Carborundum Belgium, Carborundum Venezuela, Batistaff, Orient and NewCo Fibers Brazil are collectively designated herein as the "PURCHASED COMPANIES".

         Each of Carborundum Deutschland and Carborundum Australia (collectively the "ASSET SELLERS" and individually an "ASSET SELLER") is the owner of the assets described opposite to its name in EXHIBIT A hereto (the "PURCHASED ASSETS").

         The Stock Sellers and the Asset Sellers are collectively designated herein as "SELLERS" and each a "SELLER". The Purchased Companies and the Asset Sellers are collectively designated herein as the "COMPANIES" and each a "COMPANY".

         B. Each of the Companies is involved in the manufacture, cutting, processing and/or sale of insulating fibers (other than asbestos) operating in a temperature regime of 1000(degree)C or higher excluding all fibers manufactured by continuous filament processes and all non-oxide fibers (the "CERAMIC FIBER BUSINESS"), although some, but not all, of the Companies carry out activities unrelated to the Ceramic Fiber Business. Since the Buyers are only interested in acquiring the Ceramic Fiber Business operated by the

Companies, the parties have agreed that SEPR shall cause the Companies to implement on or prior to the Closing the Reorganization Plan, as defined in
Article 5.

         C. The Stock Sellers desire to sell to Unifrax or its designees and Unifrax desires to acquire, or have its designees acquire, from the Stock Sellers, all, but not less than all, of the shares (the "PURCHASED SHARES") representing the share capital of Carborundum France, NewCo Fibers England, Carborundum Venezuela and NewCo Fibers Brazil on the terms and subject to the conditions set forth in this Agreement.

         D. The Asset Sellers desire to sell to Unifrax Australia and Unifrax GmbH (collectively the "ASSET BUYERS"), and the Asset Buyers desire to purchase from the Asset Sellers, all, but not less than all, of the Purchased Assets, on the terms and subject to the conditions set forth herein.

         E. On the date hereof, Unifrax and SEPR will sign a Warranty Agreement (the "WARRANTY AGREEMENT") providing for certain representations and warranties in connection with the transactions contemplated hereby.

         F. On the date hereof, VERTEC SA, the majority shareholder of SEPR, will sign a Guaranty Agreement (the "GUARANTY AGREEMENT") relating to Sellers' obligations under this Agreement and the Warranty Agreement.

Now therefore, Buyers and Sellers hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

  1.1     Definition Reference

         Certain capitalized terms used herein are defined in SECTION 10.1.

                                   ARTICLE 2.

                     PURCHASE AND SALE OF SHARES AND ASSETS

  2.1     Purchase and Sale of Shares and Assets

         Subject to the terms and conditions of this Agreement and of the agreements and documents to be executed at the Closing and listed below, the Sellers shall sell and the Buyers shall acquire all of the Purchased Shares and the Purchased Assets. In furtherance of the foregoing, at the Closing:

              (a) IN CONNECTION WITH THE PURCHASED SHARES: Each of the Stock Sellers shall execute stock transfer forms and/or other documents, as indicated below, and pursuant to such stock transfer forms or documents, Unifrax or its designees shall purchase from the

Stock Sellers, and each of the Stock Sellers shall sell to Unifrax or its designees, the Purchased Shares; and

              (b) Each of the Stock Sellers agrees to deliver to Unifrax or its designees the following documents:

              (i) as regards Carborundum France:

                  - duly executed stock transfer forms (ordres de mouvement) pertaining to all of the shares representing the share capital of Carborundum France, in favor of Unifrax, or its designees,

              (ii) as regards NewCo Fibers England:

                  - duly executed transfers of all of the outstanding shares in NewCo Fibers England in favor of Unifrax (or as it will direct) together with all relevant share certificates (or in the case of any lost certificate an indemnity satisfactory to Unifrax in relation to it) and together also with such waivers and consents as Unifrax may require to enable the Unifrax or its nominees to be registered as the holders of such shares;

                  - the duly stamped original Land Certificate of the title number to be allocated by H.M. Land Registry in relation to the Transferred Rainford Property, a certified copy of the Rainford Transfer, a duly stamped original copy of the Rainford Business Transfer Agreement.

                  - the lease agreement dated the date hereof relating to use by Newco Fibres England of certain parts of the Rainford Property in the form attached as EXHIBIT 6.9(C) hereto; and the original Land Certificate of the title number to be allocated by H.M. Land Registry in relation to the property leased under such agreement.

                  - a counterpart lease agreement dated the date hereof relating to the use by Carborundum Ltd of certain parts of the Transferred Rainford Property in the form attached as EXHIBIT 6.9(D) hereto;

         (iii) as regards NewCo Fibers Brazil, amendment to the company's by-laws (contrato social) transferring all of the issued shares (quotas) to Unifrax or its designee(s); a power of attorney to represent Carborundum do Brasil for the purposes of the filing and registration of such amendment.

         (iv)     as regards Carborundum Venezuela:

                  - the shares certificate in favor of Unifrax or its designee(s) of the outstanding shares duly signed by the president of Carborundum Venezuela or his legal representative.

                  - the duly completed shareholders books (libro de accionistas) of Carborundum Venezuela reflecting the transfer of the outstanding shares in favor of Unifrax or its designee(s).

              (c) IN CONNECTION WITH THE PURCHASED ASSETS: Each of the Asset Buyers and the Asset Sellers shall execute an asset purchase agreement ("ASSET PURCHASE AGREEMENT") pertaining to the list of Purchased Assets as set forth opposite its name in EXHIBIT A hereto and pursuant to such Asset Purchase Agreements, the Asset Buyers shall purchase from the Asset Sellers, and the Asset Sellers shall sell to the Asset Buyers, the Purchased Assets. Each Asset Purchase Agreement shall be substantially in the form included in EXHIBIT 2.1(c) hereto and shall provide for the transfer to the relevant Asset Buyers of the contracts and agreements entered into by the relevant Asset Seller and listed in the schedules to the Asset Purchase Agreement (the "TRANSFERRED AGREEMENTS"), subject, in the case of the contracts and agreements listed in EXHIBIT 8.9(ii) to the prior consent of the co-contracting party. It is expressly agreed that
(i) the Buyers shall have no obligations in respect of, and shall not assume, any liabilities of the Asset Sellers other than the Trade Accounts Payable of the Asset Sellers incurred in the ordinary course of their Ceramic Fiber Business prior to the Closing Date and the liabilities that may arise after the Closing Date from the continuation by the Buyers after such date of the Transferred Agreements, and that, the Buyers shall not bear any other liability or obligation of the Asset Sellers whether known or unknown, including, without limitation to the foregoing, any capitalized lease obligations, bank indebtedness, indebtedness of the Asset Sellers to their Affiliates, tax or deferred tax liabilities (provided that, for VAT and similar taxes, only the net amount by which the aggregate VAT payable of an Asset Seller exceeds the aggregate VAT receivable of such Asset Seller shall constitute an Excluded Liability), product warranty or product liability obligations, accrued vacation pay, accrued compensation or bonuses of employees or officers and other accrued liabilities, environmental liabilities, medical or other benefits to employees or retirees, or other contingent liabilities of the Asset Sellers (the "EXCLUDED LIABILITIES"), and that (ii) each Asset Buyer shall assume the liabilities arising from the Trade Accounts Payable of the Asset Seller from whom it purchased Purchased Assets and any liabilities arising after the Closing Date from the continuation by the Buyers after such date of the Transferred Agreements. For the avoidance of doubt, Excluded Liabilities shall not include claims relating to the Purchased Assets, their compliance with Law, condition, defects or deficiencies, but shall include all claims arising out of violations of Environmental Laws or Environmental Permits or damages to the Environment. To the extent that any laws applicable to the purchase of Purchased Assets provides for the liability of any Asset Buyers with respect to any Excluded Liability or if the Asset Buyers otherwise assume such Excluded Liabilities, the Sellers will adjust the Purchase Price as provided in Section 2.2.3(c) or indemnify such Asset Buyers for any losses, expenses or payments incurred or made by such Asset Buyers with respect to such Excluded Liability.

              (d) (i) Buyers shall deliver to SEPR acting as agent for the Sellers the Cash Payment, as defined in SECTION 2.2 below and (ii) Unifrax shall deliver to SEPR acting as agent for the Sellers the Corporation Note and Subordination Agreements and Unifrax Holding shall deliver to SEPR, acting as agent for the Sellers, the Pledge Agreement and Unifrax Holding Note, as defined in SECTION 2.2 below.

              (e) Sellers shall deliver to Buyers (i) all records, books and ledgers relating to the Purchased Companies up to the Closing Date (including any electronic files relating thereto) which are not as of the Closing Date in the possession of the Purchased Companies, and (ii) with respect to Asset Sellers only, full and complete copies of the records, books and ledgers that may relate to their Ceramic Fiber Business, provided however, that Sellers shall not be obliged hereunder to deliver any record of the Asset Sellers that relates exclusively to businesses other than the Ceramic Fiber Business, (iii) certified copies of all shareholders or board resolutions of the Sellers or the Companies required to authorize the execution and performance of any agreement contemplated by this Agreement, and the completion of the transactions contemplated by any of them, accepting the resignation of the directors or officers and PricewaterhouseCoopers or their affiliates as statutory auditors of the Purchased Companies (whenever they have been so appointed), and convening the shareholders meetings required to appoint new directors, officers and statutory auditors of the Purchased Companies to be held on the Closing Date,
(iv) letters of resignation of the Persons identified in EXHIBIT 2.1(e), subject to the occurrence of the Closing, and (v) the original shareholders registries (comptes d'actionnaires and registres des mouvements or similar registries under applicable laws in the relevant jurisdiction) and, where applicable, share certificates pertaining to all of the Purchased Shares which are not as of the Closing Date in possession of the Purchased Companies, the original minute books of the Purchased Companies entered up to date and duly executed in accordance with applicable laws, and the common seal of NewCo Fibers England.

              (f) Sellers, Buyers and their relevant Affiliates shall execute the Related Agreements referred to at SECTION 6.9. SEPR and Unifrax shall, and Buyers shall cause Unifrax Senior Lenders to, execute the Subordination Agreements.

              (g) Each of the parties shall deliver to the other party such agreements, documents or instruments as are necessary to evidence the satisfaction of the conditions precedent included at Article 3 to be satisfied by such party.

              (h) It is provided that the purchase and sale of shares and assets pursuant to the agreements referred to in this Article 2 shall be deemed to constitute for the purposes of this Agreement an indivisible and single transaction to be completed at the same time on the Closing Date, except as may otherwise be agreed upon by SEPR and Unifrax.

  2.2     Purchase Price

         The aggregate purchase price for the Purchased Shares and the Purchased Assets shall be equal to fifty-eight million five hundred thousand US Dollars (US$ 58,500,000), minus the aggregate amount of Debt of the Purchased Companies (other than Orient) outstanding on the Closing Date (the "CLOSING DEBT") which, for the avoidance of doubt, shall not include Trade Accounts Payable, to be paid through the combination of an initial cash payment and two notes issued by Unifrax (the "CORPORATION NOTE") in an amount of eight million US Dollars (US$ 8,000,000) and Unifrax Holding in an amount of twenty million five hundred thousand US Dollars (US$ 20,500,000) (the "UNIFRAX HOLDING NOTE") and subject to the adjustments provided for in SECTION 2.2.3 (the "PURCHASE PRICE").

                  2.2.1    INITIAL PURCHASE PRICE

                  (a) In consideration for the Purchased Shares and the Purchased Assets, at the Closing, Buyers shall pay or cause to be paid to SEPR, as agent for the Sellers the aggregate sum (the "CASH PAYMENT") of thirty million US Dollars
(US$30,000,000.00) MINUS the Closing Debt.

              (b) For the purposes of paragraph (a) above SEPR shall notify to Unifrax the amount of such Closing Debt, on a Purchased Company by Purchased Company basis, not later than 8 business days prior to the date of the Closing (the "NOTIFIED CLOSING DEBT"). In the event that either (i) Unifrax agrees in writing that the Notified Closing Debt corresponds to the Closing Debt or (ii) Unifrax and SEPR agree in writing on another amount, in both instances no later than 2 business days prior to the Closing Date, the amount so agreed upon shall be the Closing Debt for the purposes of this Agreement, and, absent any manifest error, shall be binding and final upon the parties hereto. In the event the parties cannot agree on the amount of such Closing Debt, no later than 2 business days prior to the Closing Date, the Notified Closing Debt shall be deducted from the amount of thirty millions dollars to be paid on the Closing Date and the procedure and adjustments, if any, set forth in SECTION 2.2.3(a) shall apply. The Purchase Price shall be allocated among the Sellers as provided in Section 2.3.1 below.

              (c) The Closing Debt shall be determined by applying US GAAP (using such rules for allocation between the Ceramic Fiber Business and other businesses as were used by Sellers and their Affiliates as of December 31, 1999, as detailed in EXHIBIT 2.2.1(c)) and expressed in US Dollars, using for each Purchased Company the relevant exchange rate published 2 business days prior to the Closing Date in The Financial Times.

              2.2.2    NOTES

              The balance of the Purchase Price shall be paid by way of the Corporation Note and of the Unifrax Holding Note which Unifrax and Unifrax Holding respectively shall issue to SEPR (together the "NOTES"). The Unifrax Holding Note (i) will be secured through the pledge by Unifrax Holding of an aggregate US$ 20.5 million of newly issued non-voting preferred stock of Unifrax pursuant to a pledge agreement entered into between Unifrax Holding and SEPR (the "PLEDGE AGREEMENT") and (ii) may be guaranteed by guarantees which may be issued from time to time by Unifrax (the "UNIFRAX GUARANTEES"). The amount of the Unifrax Holding Note will be reduced in accordance with its terms. Subject to the terms and conditions of the Unifrax Guarantees, Corporation Note and Subordination Agreements, each of the Sellers hereby acknowledges that any claim brought pursuant to the Unifrax Guarantees and the Corporation Note shall be subordinated, on the terms and as provided in one or several subordination agreements to be entered into by Unifrax, SEPR and certain existing creditors of Unifrax (the "UNIFRAX SENIOR LENDERS") (such agreements being collectively designated herein the "SUBORDINATION AGREEMENTS") and in accordance with the provisions of the Unifrax Guarantee or the Corporation Note. The Pledge Agreement, the Unifrax Guarantees, the Subordination Agreements, the Corporation Note and the Unifrax Holding Note shall be substantially identical to the forms appended on EXHIBIT 2.2.2(a) hereto. The aforementioned preferred stock shall be issued pursuant to a Preferred Stock Subscription Agreement substantially identical to the form appended as EXHIBIT 2.2.2(b) hereto; and the preference and rights of such preferred stock shall be substantially as set forth in
EXHIBIT 2.2.2(c) hereto.

                  2.2.3    PRICE ADJUSTMENTS

                  (a) CLOSING DEBT ADJUSTMENT. In the event Unifrax and SEPR fail to agree on the amount of the Closing Debt pursuant to the terms of SECTION 2.2.1(b) above, such amount shall be finally determined by an expert (the "AUDITOR") chosen from one of the international firms of first rank (other than Ernst & Young and PricewaterhouseCoopers), the mission of which will be, according to Article 1592 of the French Civil Code to determine the amount of the Closing Debt. Failing agreement of the parties on such expert within 15 days after the Closing Date, such Auditor shall be appointed by the President of the Commercial Court of Paris acting upon the request of the most diligent party. Such Auditor shall notify its decision to the parties within 30 days from its appointment, which decision shall be binding on the parties. The Auditor shall only be required (i) to decide those issues that are relevant to the determination of the Closing Debt as to which the parties do not agree, and (ii) to determine accordingly the amount of the Closing Debt (such amount, as determined by such Auditor is hereinafter referred to as the "Audited Closing Debt"). The fees and expenses of the Auditor shall be shared equally between the Sellers on the one hand and Buyers of the Purchased Companies on the other hand.

              In the event the Notified Closing Debt is greater than the Audited Closing Debt, the positive difference between those two amounts shall be paid in cash by Unifrax to SEPR within eight (8) days after the notification of the Audited Closing Debt to the parties. In the event the Audited Closing Debt is greater than the Notified Closing Debt, the positive difference between these two amounts shall be paid in cash by SEPR to Unifrax within eight (8) days after the notification of the Audited Closing Debt to the parties.

              (b) WORKING CAPITAL ADJUSTMENT. To the extent the Working Capital (as hereinafter defined) is less than US$ 21,931,000 (it being understood that this amount corresponding to the Working Capital as of December 31, 1999 excluding Orient is not definitive and may be adjusted in good faith by the parties prior to Closing but only as regards Trade Accounts Payable), SEPR shall, within eight (8) days from the date of the agreement of the parties on the Closing Statements (as hereinafter defined), or failing which, from the date of final determination of the Working Capital pursuant to Section 2.4, pay in cash to Unifrax an amount equal to such shortfall.

              (c) ACCRUED LIABILITIES ADJUSTMENT. Within eight (8) days from the date of agreement of the parties on the Closing Statements, (as hereinafter defined) or failing which from the date of final determination of the Accrued Liabilities pursuant to Section 2.4, SEPR shall pay in cash to Unifrax the amount of the Accrued Liabilities. In the event any Accrued Liability gave rise to an adjustment of the Purchase Price hereunder for an amount in excess of the final amount of such Accrued Liability, then the amount of such excess shall be refunded by Unifrax or its designees to SEPR or its designees. In the event the parties do not agree on the amount of such refund, such amount shall be determined by the Auditor, if said Auditor has been appointed pursuant to
Section 2.2.3(a), or failing which by an expert appointed in accordance with
Section 2.4.2 below.

              (d) MATERIAL ADVERSE CHANGE ADJUSTMENTS. In the event a Material Adverse Change relating to an Asset Seller or a Purchased Company other than Orient occurs after the signature of this Agreement and prior to the Closing Date, and

                   (i) such Material Adverse Change (x) does not constitute a Withdrawal Event, as defined in Section 3.1.7 below, (y) causes a loss or liability to the Ceramic Fiber Business in excess of US$ 400,000 and (z) results from circumstances that the Sellers did not acknowledge give rise to indemnification of Unifrax under the Warranty Agreement (including but not limited to, Pre-Closing Liabilities or breach of representations or warranties), or

                   (ii) such Material Adverse Change constitutes a Withdrawal Event but the Buyers have elected to close the transactions contemplated hereby,

then, SEPR shall pay in cash to Unifrax within eight (8) days from the Closing Date an amount equal to the lower of the impact of such Material Adverse Change on the Ceramic Fiber Business of the Companies, and US$ 5,000,000. Upon receipt of this amount Unifrax and its Affiliates shall be deemed to waive, up to the amount so received, any and all claims they may have against SEPR or any Seller, whether for indemnification pursuant to the Warranty Agreement or otherwise, with respect to the subject matter of the related Material Adverse Change. SEPR and Unifrax will jointly determine reasonably and in good faith the impact of any Material Adverse Change on the Ceramic Fiber Business of the Companies and the resulting price adjustment, if any. In the event the parties do not agree on such impact, such impact shall be determined by the Auditor, if said Auditor has been appointed pursuant to Section 2.2.3(a) or failing which by an expert appointed in accordance with Section 2.4.2(b) below. As regards any Material Adverse Change resulting from a loss of customer(s), such impact shall be equal to any gross margin impacts of such loss of customers over a one year period from the date such loss of customer(s) is effective. In the event a Material Adverse Change meets the conditions set forth at (x) and (y) in paragraph (i) above, but the Sellers acknowledge that such Material Adverse Change gives rise to indemnification pursuant to the provisions of the Warranty Agreement, such Material Adverse Change shall not give rise to a price adjustment as provided above, but to indemnification as per the Warranty Agreement and shall be counted towards the Threshold Amount at Section 4.4(c) thereof.

                   In the event a Material Adverse Change gave rise to a price adjustment as contemplated in this subsection, and, after such adjustment, the impact of such Material Adverse Change proves to be lower than such adjustment of the Purchase Price, then Unifrax or its designee shall refund to SEPR or its designee the difference between such price adjustment and the impact of the Material Adverse Change. In the event the parties do not agree on the amount to be refunded, such amount shall be determined by the Auditor if the Auditor has been appointed pursuant to Section 2.2.3(a) or failing which by an expert appointed in accordance with Section 2.4.2 below.

              (e) PURCHASED COMPANIES' PROFITS ADJUSTMENT. The Purchase Price shall be increased by the amount, if any, of the pre-tax combined distributable profits (net of losses, if any) of the Purchased Companies other than Orient for the period from January 1, 2000 (except in the case of NewCo Fibers Brazil and NewCo Fibers England as to each of which such period shall start on the date of its incorporation) through the Closing Date (or, in the event the board of directors or shareholders of the Purchased Companies have not yet decided the amount of such distributable profits, by an amount determined by applying the same laws and regulations as govern the determination of the amount of such distributable profits) ("COMBINED PROFITS"), but only to the extent available unencumbered cash at Closing Date in such Purchased Companies (other than Orient) exceeds the aggregate amount of the Cash Requirement (as defined in
Section 6.7.1). The amount of such adjustment, if any, shall be paid in cash by Unifrax to SEPR within eight (8) days from the agreement of the Parties on the Closing Statements, or failing which, from the date of final determination of the Combined Profits and cash at Closing pursuant to Article 2.4.

              (f) CASH BALANCE ADJUSTMENT. The Purchase Price shall be decreased by the amount, if any, by which the unencumbered cash of the Purchased Companies (other than Orient) at Closing is less than US$ 300,000. Such amount, if any, shall be paid in cash by

SEPR to Unifrax within eight (8) days from the date of agreement of the parties on the Closing Statements or failing which, from the date of final determination of cash at Closing pursuant to Section 2.4.

              (g) CAPEX ADJUSTMENT. To the extent that since January 1, 2000 the Asset Sellers and the Purchased Companies have spent and paid less than US$ 950,000 (or the equivalent thereof in local currencies) in connection with the CAPEX specified in EXHIBIT 2.2.3(g), the Purchase Price shall be decreased by the difference between US$ 950,000 and the amount effectively spent and paid since January 1, 2000 in connection with such CAPEX.

              (h) INTEREST. Any amount to be paid pursuant to this Section 2.2.3 shall bear interest at the LIBOR rate increased by 250 basis points from the Closing Date until the date of payment.

              (i) EXCHANGE RATE. Amounts to be paid pursuant to Subsections 2.2.3(a) to (e) shall be made in US Dollars, using the FRF/US Dollars exchange rate published two days prior to the Closing Date in The Financial Times.

              (j) ORIENT CERLANE: Notwithstanding any other provision of this Agreement, no adjustment of the Purchase Price shall be made pursuant to this
Section 2.2.3 with respect to the Debt, Working Capital, Accrued Liabilities, Material Adverse Change, CAPEX, profits and cash of Orient.

              (k) UNIFRAX AS AGENT OF BUYERS. Any amounts paid by, or to Unifrax, in connection with the adjustment of the Purchase Price, shall be paid, or received by Unifrax as agent for the Buyers.

  2.3     Allocation of Purchase Price

                  2.3.1    ALLOCATION OF THE PURCHASE PRICE

                  Each of Unifrax and SEPR shall allocate the unadjusted Purchase Price as set forth in EXHIBIT 2.3.1.

                  2.3.2    ALLOCATION OF THE FINAL BURDEN OR BENEFIT

                  Each of Unifrax and SEPR shall allocate the final burden or benefit, as the case may be, of the adjustments provided under subsections 2.2.3(a) through (f) to each of the Buyers or Sellers respectively, to the extent that the Working Capital, profit, cash, Material Adverse Change, Debt or Accrued Liability giving rise to the adjustment relates to any specific Asset Seller or Purchased Company (including its subsidiaries), provided however that the aggregate amount of all the adjustments thus allocated shall under no circumstances be more or less than the amount of the Price Adjustment resulting from Article 2.2.3.

  2.4     Closing Statements

                  2.4.1 As soon as possible after the Closing, Unifrax shall prepare and deliver, to SEPR, statements (together, the "CLOSING STATEMENTS") setting forth the following:

                  (i) the combined amount (determined in accordance with EXHIBIT 2.4.1(i)) by which (x) the gross accounts receivable, gross inventories and prepaid expenses as of the Closing Date of the Ceramic Fiber Business of the Purchased Companies (other than Orient) and those transferred to the Asset Buyers as part of the Purchased Assets exceed
(y) the Trade Accounts Payable as of the Closing Date of the Ceramic Fiber Business of the Purchased Companies (other than Orient) and those assumed by the Asset Buyers in connection with the transfer of the Purchased Assets on a combined basis (after cancellation of intra business payables and receivables within the Ceramic Fiber Business) but excluding any amount included as Debt (the "WORKING CAPITAL");

              (ii) the combined amount of the following ("ACCRUED LIABILITIES"):
(x) all liabilities of the Purchased Companies (other than Orient) accrued on or prior to the Closing Date and (y) any Excluded Liabilities of the Ceramic Fiber Business of the Asset Sellers which the Asset Buyers are required to assume as a matter of law or contract or which are expressly assumed or paid by the Asset Buyers and which accrued on or prior to the Closing Date including in the case of Carborundum Australia the LSL Entitlements, but excluding (1) any other Excluded Liabilities, (2) the Trade Accounts Payable referred to in (i) above
(3) the liabilities included as Debt and (4) all liabilities of Orient. Subject to subsections (1) through (4) above Accrued Liabilities shall include without limitation, any tax or deferred tax liabilities (provided that, for VAT and similar taxes, only the net amount by which the aggregate VAT payable of an Asset Seller exceeds the aggregate VAT receivable of such Asset Seller shall constitute an Excluded Liability), outstanding product warranty or product liability claims, accrued vacation pay, accrued compensation and bonuses of employees and officers, medical or other benefits to employees or retirees, but shall not include any unmatured but estimated risks relating to customer warranty claims and litigation as to which reserves have been recorded in the accounts of the Asset Sellers or Purchased Companies, which shall be subject to the provisions of section 4.1.2 (v) and (vi) of the Warranty Agreement; and

              (iii) the amount of the Combined Profits, the amount of corporate or income tax due by the Purchased Companies (other than Orient) on their profits for the same period, as well as the aggregate amount of unencumbered cash of the Purchased Companies (other than Orient) at the Closing Date.

              (iv) the amount effectively spent and paid by the Companies in connection with CAPEX mentioned in EXHIBIT 2.2.3(g).

              For the purpose of (i), (ii) and (iv) above, the elements of the Working Capital, Accrued Liabilities and CAPEX, taken into account in connection with the Companies shall only be those relating to the Ceramic Fiber Business of the Purchased Companies (other than Orient) and the Asset Sellers and those liabilities to third parties for general overheads which the Ceramic Fiber Business shares with other units of the Purchased Companies or the Asset Sellers, which liabilities shall be allocated to the Ceramic Fiber Business in accordance with past practice of Sellers and their Affiliates as of December 31, 1999, as detailed in EXHIBIT 2.2.1(c). It is further agreed that the Purchased Companies shall be entitled to reverse reserves for unmatured but estimated risks (I.E. customer warranty claims and litigation as scheduled in EXHIBIT 2.4.1(iii)) to be indemnified by SEPR pursuant to the Warranty Agreement, even though such reversion would not have occurred in the ordinary course of business of the Purchased Companies, and the corresponding profit shall be recorded in the Closing Statements.

                  The Closing Statements shall be prepared in US dollars according to US GAAP using such rules for allocation between the Ceramic Fiber Business and other businesses as were used by Sellers and their Affiliates as of December 31, 1999, as annexed in EXHIBIT 2.2.1(c) subject to SECTION 8.11. Any amount expressed in a currency other than US Dollars shall be converted into US Dollars using the exchange rate published two days prior to the Closing Date in The Financial Times. Unifrax shall make its best efforts to deliver the Closing Statements to SEPR within 60 days from the Closing Date.

                  2.4.2(a) SEPR shall assist Unifrax, including without limitation, by making available, and causing its Affiliates to make available, to Unifrax all such information as Unifrax may reasonably request in order to prepare the Closing Statements, including by granting to Unifrax and its advisors access to books and records and facilities during normal business hours.

                  2.4.2(b) After delivering the Closing Statements to SEPR, Unifrax shall make available and cause its Affiliates to make available to SEPR all such information as SEPR may reasonably request in order to assess the Closing Statements, including by granting to SEPR and its advisors access to the books, records and facilities during normal business hours. Within 30 days following receipt by SEPR of the Closing Statements, SEPR shall notify Unifrax of any dispute it has with respect to the preparation or content of the Closing Statements. In the event of such notification of dispute, Unifrax and SEPR shall negotiate in good faith to resolve such dispute. If Unifrax and SEPR are unable to resolve such dispute within 30 calendar days after the commencement of such dispute, it shall be finally determined by the Auditor, if said Auditor has been appointed pursuant to SECTION 2.2.3(a) or failing which, by an expert chosen from one of the international accounting firms of first rank (other than Ernst & Young and PricewaterhouseCoopers). Failing agreement of the parties on such expert within 15 days, such expert shall be appointed by the President of the Commercial Court of Paris acting through summary proceedings upon the request of the most diligent party. Such expert shall notify its decision to the parties within 30 days from its appointment, which decision shall be binding on the parties. The expert (or the Auditor, as the case may be) shall only be required to decide those issues that are relevant to the determination of the Working Capital or the Accrued Liabilities, the Combined Profits, the CAPEX mentioned in
Exhibit 2.2.3(g) and the cash balance adjustment to which the parties do not agree, in accordance with this Agreement and US GAAP using such rules for allocation between Ceramic Fiber Business and other businesses as were used by Sellers and their Affiliates as of December 31, 1999, as detailed in EXHIBIT 2.2.1(c). In the event the parties do not agree on the impact of a Material Adverse Change, as provided in Section 2.2.3(b), the expert (or the Auditor, as the case may be) shall also be required to determine such impact. The fees and expenses of such expert shall be shared equally between Unifrax and SEPR.

                                   ARTICLE 3.

                              CONDITIONS TO CLOSING

  3.1     Conditions to Buyers' Obligation

         The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing (any one of which may be waived in whole or in part by Buyers in writing):

                  3.1.1    LEGAL ACTION

                  No judgment, injunction, order or decree shall be in effect that prohibits the transactions contemplated by the Transaction Documents or (other than draft orders or decrees of which the ECFIA members have been made aware as of the date of this Agreement) materially and adversely affects the right of Buyers to own the Purchased Shares or the Purchased Assets (as the case may be) or to operate the Ceramic Fiber Business of the Companies as presently operated. Further, no action, suit, proceeding, hearing or investigation shall be pending or threatened, which (i) seeks to prevent consummation of any of the transactions contemplated by the Transaction Documents, (ii) seeks to cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, or (iii) could affect the right of Buyers to own the Purchased Shares or the Purchased Assets (as the case may be) or to operate the Ceramic Fiber Business of the Companies as presently operated.

                  3.1.2    AGREEMENTS PERFORMED; REPRESENTATIONS ACCURATE

                  The Sellers shall have performed in all material respects all of the obligations under this Agreement to be performed by them at or before the Closing (including those obligations to be performed under the Reorganization Plan prior to the Closing), and except as otherwise provided in the Warranty Agreement the representations and warranties of the Sellers contained in the Warranty Agreement shall be true and correct on the date hereof and shall be true and correct in all material respects, subject to the additional disclosures made in accordance with the terms of SECTION 8.5 hereof, on the Closing Date.

                  3.1.3    RESIGNATIONS AND RELEASES

                  Buyers shall have received the written resignation of each director, officer and statutory auditor of each of the Carborundum France, Batistaff, NewCo Fibers England, NewCo Fibers Brazil, Carborundum Belgium, Carborundum Italia, and Carborundum Venezuela and each director and officer of Orient appointed by Carborundum Ltd and/or NewCo Fibers England and each director and officer of such Companies shall have executed and delivered a release in the form attached hereto as EXHIBIT 3.1.3.

                  3.1.4    FILINGS

                  All filings and publications required to be made by Sellers or the Purchased Companies in any jurisdiction in connection with the transactions contemplated by this Agreement, the agreements referred to in Article 5 or the Related Agreements shall have been made in accordance with applicable laws. All applicable waiting periods (and any extensions thereof) under applicable laws pursuant to filings to be made by Sellers, Buyers or the Purchased Companies shall have expired or otherwise been terminated without any objection of the relevant authorities.

                  3.1.5    CONSENTS

                  Buyers shall have obtained all consents from Governmental Authorities set forth in EXHIBIT 3.1.5(a) ("Regulatory Consents"). The Companies shall have obtained all permits, authorizations or Consents from co-contracting parties set forth in EXHIBIT 3.1.5(b) without the payment of any consideration or the modification of any terms or conditions of any applicable Contract (unless such payment or modification shall have been previously consented to in writing by Buyers).

                  3.1.6    SELLERS RELEASES

                  Each Seller shall have executed and delivered a release in the form attached hereto as EXHIBIT 3.1.6.

                  3.1.7    NO WITHDRAWAL EVENT

                  There shall not have been a Withdrawal Event, unless cured by Sellers within fifteen (15) days from notification thereof by Buyer. For the purposes of this Agreement and the Warranty Agreement, a "Withdrawal Event" shall mean any Material Adverse Change having an impact on the Ceramic Fiber Business of the Companies as reasonably estimated jointly by Unifrax and SEPR in an amount exceeding five million US$ (US$ 5,000,000).

                  3.1.8    LIENS RELEASED

                  All Liens other than Permitted Liens on the property and assets of each of the Ceramic Fiber Business of the Companies shall have been released.

                  3.1.9    AFFILIATES LIABILITIES AND DEBT REPAYMENT

                  The Buyers shall have received evidence reasonably satisfactory to them confirming that no amounts are due from the Purchased Companies or the Asset Sellers (i) to any Seller or Affiliate of any Seller, and
(ii) pursuant to any Prohibited Debt (except for Prohibited Debt in an aggregate amount for all Purchased Companies which does not exceed US$350,000).

                  3.1.10   TERMINATION OF SPECIFIC AGREEMENTS

                  The agreements listed in EXHIBIT 3.1.10 shall be terminated not later than Closing.

                  3.1.11   SIMULTANEOUS CLOSING OF ALL TRANSACTIONS

                  Except as provided under SECTION 2.1(a), at Closing, Buyers shall receive title to all, but not less than all, of the Purchased Shares and the Purchased Assets subject to the terms and conditions of this Agreement and of the exhibits and schedules hereto.

                  3.1.12   EXCHANGE RATE

                  The average Exchange Rate of the US Dollar against the French Franc as published in The Financial Times during the last ten days prior to the Closing Date shall not be in excess of eight (8) French Francs for one (1) US Dollar.

                  3.1.13   SUBORDINATION AGREEMENTS

                  SEPR will have executed the Subordination Agreements.

                  3.1.14   FINANCIAL STATEMENTS

                  PriceWaterhouseCoopers shall have issued a final reconciliation of the Financial Statements referred to at Article 6.6 from Companies Accounting Principles to US GAAP as per Article 6.6 in a form reasonably acceptable to Buyers.

                  3.1.15   SAP LICENSE

                  SAP shall have executed a worldwide SAP License in a form reasonably acceptable to Buyers.

                  3.1.16   OTHER

                  Buyers shall have received each other document required to be delivered to Buyers hereunder.

  3.2     Conditions to the Obligation of the Sellers

         The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Closing (any one of which may be waived in whole or in part by Sellers in writing):

                  3.2.1    LEGAL ACTION

                  No judgment, injunction, order or decree shall be in effect which prohibits the transactions contemplated by the Transaction Documents (other than draft orders or decrees of which the ECFIA members have been made aware as of the date of this Agreement). Further, no action, suit, proceeding, hearing or investigation shall be pending or threatened which (i) seeks to prevent consummation of any of the transactions contemplated by the Transaction Documents, (ii) seeks to cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, or (iii) could affect the right of Buyers to own directly and indirectly the Purchased Shares or the Purchased Assets (as the case may be) or to operate the Ceramic Fiber Business of each of the Companies as presently operated.

                  3.2.2    AGREEMENTS PERFORMED, REPRESENTATIONS ACCURATE

                  Buyers shall have performed in all material respects all of the obligations under this Agreement to be performed by them at or before the Closing. The representations and warranties of Buyers contained herein and in the Warranty Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date.

                  3.2.3 ISSUANCE OF THE UNIFRAX HOLDING NOTE AND THE CORPORATION NOTE

                  Unifrax and Unifrax Holding shall have issued the Notes and executed the Pledge Agreement. Unifrax shall have executed the Subordination Agreements. The Unifrax Senior Lenders shall have executed the Subordination Agreements. All approvals and consents required in connection with the Unifrax Holding Note, the Pledge Agreement, the Subordination Agreements and the Corporation Note shall have been obtained.

                  3.2.4    EXCHANGE RATE

                  The average Exchange Rate of the US Dollar against the French Franc as published in The Financial Times during the last ten days prior to the Closing Date shall not be less than 5.6 French Francs for 1 US Dollar.

                  3.2.5    LEGAL OPINION

                  Buyers shall have delivered to Sellers a legal opinion from Jones Day Reavis & Pogue relating to the Notes and the other documents referred to in Section 2.2.2 substantially in the form of EXHIBIT 3.2.5.

                  3.2.6    OTHER

                  Sellers shall have received each other document required to be delivered to them hereunder.

3.3 Reimbursement from Buyers in the event of a failure to consummate the transactions as a result of a failure to obtain financing

                  In the event all conditions set forth at Article 3.1 having been satisfied or waived by the Buyers, Buyers, despite their best efforts to secure bank financing for this transaction on the terms set forth in the commitment letter annexed as SCHEDULE 3.6 to the Warranty Agreement, do not secure such financing, Buyers shall be authorized not to complete this transaction, but Unifrax shall then, as a sole compensation to Sellers, reimburse SEPR for the costs incurred by SEPR and its Affiliates in carrying out the split of the Ceramic Fiber Business and the refractories business operated by the Companies in the United Kingdom, Brazil, Germany and Australia for an amount equal to 50% of the costs incurred by SEPR and its Affiliates in this respect; provided that in no event shall the amount of such reimbursement exceed US$ 500,000; provided further that in the event Sellers sell all or a substantial part of the Ceramic Fiber Business to any purchaser (including Buyers or their Affiliates), other than Affiliates of Sellers within two years from the date on which Unifrax makes such payment to SEPR, SEPR shall promptly reimburse the amount of such payment to Unifrax.

                                   ARTICLE 4.

                                     CLOSING
                                     -------

  4.1     Closing Date

         Subject to the satisfaction or the waiver of the conditions set forth herein, the consummation of the transactions contemplated hereby (the "CLOSING") shall take place on October 3, 2000 at the offices of Jones, Day, Reavis & Pogue, 32nd Floor, 599 Lexington Avenue, New York, or at such other place or on such other date as the parties may mutually agree in writing. The date on which the Closing occurs is referred herein as the "CLOSING DATE"; provided (but only if the Closing occurs on October 3, 4, 5 or 6, 2000) that the term "Closing Date" as used in Sections 2.2.3(b), (c) and (e) and 2.4 shall be deemed to be September 30, 2000.

                                   ARTICLE 5.

                               REORGANIZATION PLAN

  5.1     Actions to be taken

              (a) On or prior to the Closing Date, SEPR shall implement and shall cause the Companies referred to below to have implemented all actions set forth in EXHIBIT 5.1(a) (the contents of EXHIBIT 5.1(a) are referred to as the "REORGANIZATION PLAN"), the purpose of which is inter alia to achieve the following:

         (i) SEPR shall have acquired the 6 shares of Carborundum France not held by it on the date hereof;

         (ii) Carborundum France shall have transferred to an Affiliate of Sellers, other than the Purchased Companies, its interest in
                  (x) Motker, a company incorporated under the laws of Hungary and (y) Carborundum Belgium, a company registered under the laws of Belgium and registered under number 281 739, and shall not retain any liability associated with such companies;

         (iii) Carborundum France shall have acquired from Carborundum Deutschland, and Carborundum Deutschland shall have sold to Carborundum France, a quota representing 5% of the share capital of Carborundum Italia; Carborundum France shall own 100% of the shares of Batistaff and Carborundum Belgium.

         (iv)     Carborundum Ltd shall have contributed to NewCo Fibers England
                  (x) its quota in Carborundum Italia and all its shares in Orient and (y) all of its assets (but for the avoidance of doubt, none of its liabilities other than Trade Accounts Payable) relating to its Ceramic Fiber Business, with the exception of the license agreement dated December 12 1997 (as amended) with Morgan Crucible PLC. Carborundum Ltd shall have transferred to NewCo Fibers England all of the relevant Transferred Employees.

         (v) Carborundum Italia shall have transferred all of its assets other than those relating to the Ceramic Fiber Business, and shall have transferred or discharged all of its liabilities other than Trade Accounts Payable (including all Debt), whether or not relating to the Ceramic Fiber Business, to Affiliates other than the Purchased Companies;

         (vi) Carborundum do Brasil shall have (x) contributed to NewCo Fibers Brazil all of its assets (but for the avoidance of doubt, none of its liabilities other than Trade Accounts Payable) relating to the Ceramic Fiber Business (except for the shares of Carborundum Venezuela), except for a triangular plot of vacant land located at the northern end of the Vinhedo facility as indicated on the map included in EXHIBIT 5.1(a) and (y) transferred to NewCo Fibers Brazil all of the relevant Transferred Employees;

                   (b) Without prejudice to Section 3.3 above, all costs, capital expenditures and expenses (including, but not limited to, taxes) resulting from the Reorganization Plan, with the exception of those set forth in
EXHIBIT 5.1(b) which shall be borne by Buyers , shall be borne by the Sellers. To the extent such costs or expenses are incurred by an Asset Seller, they shall constitute Excluded Liabilities for the purposes of this Agreement. To the extent they are incurred by the Purchased Companies and are unpaid on Closing Date, they shall constitute Accrued Liabilities for the purposes of this Agreement.

  5.2     Documents and Filings

         All of the Companies and each of the Buyers shall (i) enter into the agreements, (ii) execute the documents, (iii) make the filings or perform all of the formalities set forth opposite their respective names in EXHIBIT 5.1 either prior to the Closing or after the Closing as agreed by the parties acting in good faith, as specified in said EXHIBIT 5.1.

                                    ARTICLE 6

                            COVENANTS BY THE SELLERS

  6.1     Conduct of Business

         From the date of this Agreement until the Closing, and, except as contemplated (in particular under the Reorganization Plan) or authorized by this Agreement, the Warranty Agreement or the Exhibits or Schedules thereto, or except with Unifrax's prior written consent, the Sellers shall cause each of the Purchased Companies and each of the other Companies to the extent related to their respective Ceramic Fiber Business (i) to preserve intact its business organization and tax status and keep available the services of its present officers and employees (except for retirements, dismissals, resignations and other terminations in the ordinary course of business), (ii) to preserve the present relationships of each of the Companies with suppliers and other Persons having significant business relations therewith, (iii) use its best efforts to preserve relationships with customers, (iv) to conduct their businesses only in the ordinary course consistent with past practice and (v) not to:

              (a) enter into any transaction or permit any event (other than accidental losses of, or damage to, assets or properties that are not within the control of Sellers) to occur which would be inconsistent with SECTION 2.3.3 of the Warranty Agreement;

                   (b) transfer any employee to or from the Ceramic Fiber Business;

                   (c) take or omit to take any action within the control of each of the Companies (other than the completion of the transactions contemplated hereby), which results in the cancellation or non-renewal of the insurance policies listed on SCHEDULE 2.5.4 to the Warranty Agreement;

                   (d) attempt to obtain payment of any notes or accounts receivable owed to any of the Companies prior to the due date thereof other than in the ordinary course of business consistent with past practice;

                   (e) fail to pay when due any accounts payable or other liabilities of any of the Companies except in the ordinary course of business consistent with past practice;

                   (f) loan or advance (other than expenses to employees in the ordinary course of business) any funds to, or Guarantee any Debt of, any Person;

                   (g) fail to replenish inventory and supplies in the ordinary course of business consistent with past practice;

                   (h) pay any management or other fee or royalty to Sellers or their Affiliates which is not consistent with past practice as regards its nature, basis and amount;

                   (i) take any action, or omit to take any action, other than in the ordinary course of business consistent with past practice, that would cause any customer of the Ceramic Fiber Business of the Companies to cease being a customer;

                   (j) agree, whether in writing or otherwise, to do any of the foregoing.

  6.2     Access

         From the date of this Agreement until the Closing, Sellers shall permit, and shall cause each of the Companies to permit, the representatives, advisors and lenders of Buyers and Unifrax to have access at all reasonable times, for reasonable cause related to the transactions contemplated in this Agreement and, in a manner which minimizes disruption of each of the Companies' business, to the normal business operations of each of the Companies, to all premises (whether leased or otherwise occupied), properties, employees, books, records (including tax records), accountants' working papers (whether internal or outside accountants), Contracts and documents of or pertaining to each of the Companies, and to the Purchased Assets and to any other facts, matters or supporting documentation that Buyers may reasonably request; provided that Buyers shall request the Sellers' consent to such access at least 48 hours in advance (such consent not to be unreasonably withheld).

  6.3     No Shop

         From the date of this Agreement until the Closing, Sellers shall not, and shall cause Compagnie de Saint-Gobain SA, its Affiliates and their respective officers, employees, partners, agents or representatives not to solicit, entertain, or consider proposals or indications of interest from or have any conversations with or provide any information to any

Person relating to any acquisition or purchase of the Purchased Shares or the Purchased Assets or any portion of the assets included in the Ceramic Fiber Business of any of the Companies or similar transaction or business combination involving the Companies.

  6.4     Right of First Refusal

         In the event Carborundum Venture Inc. ("CVI"), a Delaware company with its principal place of business at 1209 Orange Street, Wilmington, De, 19801, USA desires to sell all or part of its interest in Toshiba Monofrax Co. Ltd., a Japanese company with its principal place of business at Itoju Bldg, 4-4 Nihonbashi Hisamatsu-Cho, Chuo-Ku, Tokyo, 103 Japan (or any entity which would be the successor or assignor of Toshiba Monofrax) to Morgan Crucible Company PLC or any of its Affiliates, Sellers shall cause CVI to grant to Unifrax (or an Affiliate thereof) a right of first refusal on such interest in accordance with an agreement entered into by CVI and Unifrax on the date hereof in the form of
EXHIBIT 6.4 (the "TOSHIBA MONOFRAX RIGHT OF FIRST REFUSAL").

  6.5     Excluded Liabilities

         Each Asset Seller shall, on or prior to the Closing Date, discharge in full when due all of its Excluded Liabilities that are due and payable on or prior to the Closing Date. After the Closing Date, each Asset Seller shall discharge in full all of its Excluded Liabilities on the date and in the amount such Excluded Liabilities become due and payable.

  6.6     Financial Statements

         (a) Attached as EXHIBIT 6.6(a)(i) are the audited, combined financial statements of the Ceramic Fiber Business of the Companies, Carborundum do Brasil and Carborundum Ltd. of December 31, 1998 and December 31, 1999, and for the twelve month periods then ended, expressed in US dollars, including, but not limited to, the combined balance sheets, combined statements of income, combined statements of stockholders' equity (or parent company investment, as applicable), combined statements of cash flows, and the notes thereto, all prepared in accordance with the Companies' Accounting Principles, consistently applied and including a reconciliation from said accounting principles to accounting principles generally accepted in the United States ("US GAAP") (it being understood that such reconciliation is in draft form as regards only the accounting of the Saint Gobain employee stock purchase plan, and is subject to completion as regards that issue prior to the Closing Date), using the rules for allocation between the Ceramic Fiber Business and other businesses as were used by the Sellers and their Affiliates as of December 31, 1998 or December 31, 1999, as the case may be (such rules being annexed hereto as EXHIBIT 2.2.1(c) AND EXHIBIT 6.6(a)(ii)) and meeting the requirements of the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for financial statements, audited by PricewaterhouseCoopers in accordance with auditing standards generally accepted in the United States.

         (b) As soon as possible following the date of this Agreement, but in any case not later than 15 days prior to the Closing Date, Sellers shall deliver to Unifrax the combined financial statements of the Ceramic Fiber Business of the Companies, Carborundum Ltd. and Carborundum do Brasil as at and for the period ended on the last day of the earliest calendar quarter in 2000 that was closed not earlier than 120 days prior to the Closing Date, together with combined financial statements as at and for the period ended on the same day in 1999, expressed in US dollars, including, but not limited to, the combined balance sheets and related combined statements of income, combined statements of stockholders' equity (or parent company investment, as applicable), combined statements of cash flows, all for the year-to-date periods then ended, including any notes thereto (as required by US GAAP for interim financial statements), all prepared in accordance with the Companies' Accounting Principles, consistently applied and including a reconciliation from said principles to US GAAP, using the rules for allocation between the Ceramic Fiber Business and other businesses as were used by the Sellers and their Affiliates annexed hereto as EXHIBIT 2.2.1(c) and meeting the requirements of the rules and regulations of the SEC for interim financial statements.

         (c) Unifrax shall reimburse to SEPR not later than December 31, 2000 fifty percent (50%) of the amounts paid to PricewaterhouseCoopers for professional services rendered in connection with auditing, in accordance with auditing standards generally accepted in the United States, the combined financial statements of the Ceramic Fiber Business of the Companies referred to in Section 6.6(a) hereto and in connection with assisting Sellers with the preparation of any combined financial statements provided in connection with
                  Section 6.6 (b) hereto, subject to the presentation of reasonable evidence that such amounts were actually paid; PROVIDED HOWEVER that under no circumstances shall Unifrax reimburse to SEPR more than two hundred and fifty thousand US$ (US$ 250,000) in connection with such services of PricewaterhouseCoopers. Unless otherwise agreed by Buyers and Sellers prior to Closing, any additional costs incurred in connection with the preparation of the financial statements contemplated herein shall be borne by the Sellers.

         (d) As soon as possible following the date of this Agreement, but in any case not later than 15 days prior to the Closing Date, Sellers shall deliver to Unifrax (i) the unaudited statements of income for the three months periods ending March 31, 2000 and June 30, 2000 for the Ceramic Fiber Business of Carborundum Ltd., Carborundum France, Carborundum do Brasil, Carborundum Deutschland GmbH and Carborundum Australia Pty Ltd. These statements present fairly, in all material respects, the results of operations of the Ceramic Fiber Businesses of such companies for the periods indicated, and have been prepared by the management of such companies in accordance with the accounting principles of SEPR, consistently applied; and (ii) the statement of income of Orient for the three month periods ending March 31, 2000 and June 30, 2000, as provided by the management of Orient.

         (e) Within twenty (20) days after the end of each calendar month prior to the Closing, each of the Companies will deliver to Buyers copies of the internally prepared balance sheet and income statements of the Companies as of the end of such month, consistent with past practice, compared to business plan and prior year, together with an English translation thereof to the extent available to the Sellers.

  6.7     Cash

                  6.7.1 Notwithstanding any provision to the contrary, Sellers shall cause the Purchased Companies (other than Orient) to retain unencumbered cash at the Closing Date in an amount (the "CASH REQUIREMENT") which shall not be less than US$ 300,000 plus one-half of the dividend (such dividend expected to be in the amount of approximately 17,498,000 Rupees) received by Carborundum Ltd. or NewCo Fibers England between the date hereof and the Closing Date relating to their shares in Orient (the "ORIENT DIVIDEND"). The parties agree that the Orient Dividend shall be converted to US Dollars using the exchange rate in the Financial Times as of the date of receipt of the Orient Dividend by Carborundum Ltd. or NewCo Fibers England. Orient will at Closing Date have unencumbered cash in an amount sufficient to cover all of its Debt (including the sales tax deferment obligation) at Closing Date.

                  6.7.2 Sellers shall, within three business days of receipt, remit by check or wire transfer or equivalent means to Buyers all the cash pertaining to the Ceramic Fiber Business and received by the Sellers as of the Closing Date and at any time thereafter, except cash which represents compensation (in the form of insurance proceeds or payments under a manufacturer warranty) for actual disbursements made by the Sellers or Companies prior to the Closing Date.

                  6.7.3 In the event that Carborundum Ltd. receives the Orient Dividend after the Closing, it shall pay the Orient Dividend to NewCo Fibers England within three business days after receipt.

  6.8     Non-competition Covenants

         On the Closing Date, Sellers shall, and shall cause Spafi and Vertec to, execute a non-competition agreement substantially in the form of EXHIBIT 6.8(a) hereto.

  6.9     Related Agreements

         The Sellers shall, and shall cause their relevant Affiliates to, enter into the following agreements (the "RELATED AGREEMENTS") with the Buyers and the Purchased Companies:

         (a)      On or prior to Closing:

         - the non-competition agreement in the form of EXHIBIT 6.8(a) hereto;

         - a one year, royalty-free license to use the "CARBORUNDUM" tradename, logo and trademark, in the form of EXHIBIT 6.9(a) hereto;

         - the General Services Agreement in the form of EXHIBIT 6.9(b) hereto;

         - a lease agreement relating to the use by Carborundum Deutschland of certain parts of the real property of Unifrax GmbH as provided in the form attached as EXHIBIT 6.9(e)(i) hereto and an agreement relating to the transfer of rights under the Erbbaurechte held by Carborundum Deutschland in the form attached as EXHIBIT 6.9(E)(ii) hereto;

         - a lease agreement relating to the use by Carborundum Australia of certain parts of the real property of Unifrax Australia as provided in the form attached as EXHIBIT 6.9(F) hereto;

         - a technical services agreement in the form of EXHIBIT 6.9(G) hereto.

         (b)      On the date hereof:

         - An Information System Services Agreement between Unifrax Corporation and Saint Gobain Ceramiques Informatique et Organisation;

         - An Information System Services Agreement for Brazil between Fibrasil Fibras Ceramicas Ltda and Carborundum do Brasil.

  6.10    Public statements regarding Ceramic Fibers

         From and after the date hereof, Sellers shall abstain from, and shall cause Compagnie de Saint-Gobain, its Affiliates, and their respective directors, officers, employees and representatives to abstain from, any public comment, statement writing, speech or intervention at scientific, industrial or environmental forums or conferences, relating to use of, or exposure to ceramic fibers or expressing views on the risks associated with the manufacture or use of ceramic fibers and shall defer any such inquiry to Unifrax , except as may be mandated by applicable laws, in which case, Sellers and their Affiliates shall consult with Unifrax in advance with respect to the contents of any such statements, comment, writing, speech or intervention.

  6.11    Debt at Closing

         Seller shall cause the Purchased Companies not to be indebted to any third parties on the Closing Date pursuant to any Prohibited Debt in an aggregate amount greater than US$ 350,000 (or its equivalent in local currencies).

  6.12    Miscellaneous Due Diligence Items

         Sellers shall cause the Companies to take appropriate steps at the expense of Sellers prior to the Closing Date (or if otherwise decided on or before the Closing Date by the parties acting in good faith, after the Closing
Date) to remedy the items identified in EXHIBIT 6.12 in accordance with the provisions of such Exhibit.

                                   ARTICLE 7.

                             COVENANTS BY THE BUYERS

  7.1     Consents

         The Buyers shall, promptly after the signature of this Agreement, take all necessary actions to obtain the Consents to be obtained by Buyers (including consents from the Unifrax

Senior Lenders), including preparing and filing with, or causing to be prepared and filed with the relevant antitrust authorities and investment control in each jurisdiction in which the Companies are incorporated, any filing, notice or application for consent as may be required in connection with the transactions contemplated hereby pursuant to applicable Laws. The Sellers shall and shall cause the Companies and their Affiliates to fully cooperate with the Buyers for the purpose of the foregoing.

  7.2     Indian Tender Offer

         At the appropriate date as determined pursuant to applicable Laws, Buyers shall cause NewCo Fibers England to initiate a tender offer on the shares of Orient held by shareholders other than NewCo Fibers England and the Indian Founders, in accordance with applicable laws and regulations.

                                   ARTICLE 8.

                                 OTHER COVENANTS

  8.1     Publicity

         All public announcements prior to the Closing relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by the parties or as required by Law.

  8.2     Expenses

         Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated hereby are consummated, the parties hereto shall each pay their own respective expenses, PROVIDED that (i) none of such expenses shall be borne by the Purchased Companies after the Closing Date, (ii) any such expenses borne by the Asset Sellers shall constitute Excluded Liabilities, (iii) all applicable stamp, transfer, recording, deed and other similar taxes and notary fees to be paid in connection with the purchase of the Purchased Shares and the Purchased Assets by Buyers shall be shared in equal parts by the relevant Buyers and Sellers (provided that Sellers shall bear all capital gains and income related Taxes due by reason of the transactions contemplated hereby), (iv) Unifrax shall reimburse to SEPR not later than December 31, 2000 the amount referred to in SECTION 6.6(C), and (v) Unifrax shall reimburse SEPR pursuant to Article 3.3 if applicable.

  8.3     Tax Matters

                  8.3.1    LIABILITY FOR TAXES AND RELATED MATTERS

         (i) Sellers shall be jointly and severally liable for the taxes imposed on the Asset Sellers or on the Buyers with respect to the operation of the Purchased Assets, the Purchased Companies, for any taxable year or period that ends on or before the Closing Date, and with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("INTERIM PERIOD") (Interim Periods and any taxable year or period ending on or before the Closing Date shall be referred to collectively hereafter as "PRE-CLOSING PERIODS"). The Sellers shall be entitled to any refund of Taxes of the Companies received in respect of such Pre-Closing

Periods. Sellers shall be liable for all Taxes imposed on the Buyers or on the Purchased Companies with respect to the operations of Carborundum Ltd or Carborundum do Brasil at any time.

         (ii) Buyers shall be liable for the Taxes imposed on the Asset Sellers or on the Buyers with respect to the operation of the Purchased Assets for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year beginning after the Closing Date (each a "POST-CLOSING PERIOD"). Buyers shall be entitled to any refund of Taxes received for such Post-Closing Periods.

         (iii) With regards to the Purchased Companies, and in keeping with Sections 2.2.3(b), 2.2.3(c), 2.2.3(e) and 2.2.3(f), in order to apportion appropriately any Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be:

                           (x) in the case of Taxes that are either (1) based
                  upon or related to income or receipts, or (2) imposed in connection with any sale, acquisition or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, which are covered under SECTION 8.3.2), deemed equal to the amount which would be payable if the taxable year or period ended on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes);

                           (y) in the case of Taxes not described in
                  subparagraph (x) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period; and

                           (z) for purposes of determining such Taxes,
                  exemptions, reliefs, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

         (iv) Any payment by Buyers or the Sellers under this SECTION 8.3 will be treated for all purposes as an indemnification of Sellers or Buyers, as appropriate.

         (v) If the Sellers become entitled to a refund or credit of Taxes of the Purchased Companies for any period for which they are liable to indemnify Buyers and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Purchased Companies and from a taxable year or period that begins after the Closing Date, the Sellers shall promptly pay to Buyers the amount of such refund or credit together with any interest received or otherwise credited thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, Buyers shall indemnify and hold harmless the Sellers for any tax liability, including interest and penalties, assessed against the Sellers by reason of such reduction or disallowance.

         (vi) Buyers shall notify the Sellers in writing within 7 days from receipt by Buyers, any of their Affiliates or the Purchased Companies of notice of any pending or threatened tax audits or assessments or notification of any claim for taxation or notice of inquiry which may materially affect the tax liabilities of the Purchased Companies, Carborundum Ltd and Carborundum do Brasil for which the Sellers would be required to indemnify Buyers or the Companies; provided, however, that a failure to give such notice will not affect Buyers' or the Companies' rights to indemnification hereunder, except to the extent, if any, that, but for such failure, the Sellers would have avoided the Tax liability in question.

         The Sellers shall have the right to control the conduct of any audit or claim or administrative or judicial proceeding relating to any Pre-Closing Period (other than an Interim Period, the treatment of which is discussed in the immediately succeeding paragraph), and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyers or the Purchased Companies for any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyers. Such consent shall not be unreasonably withheld or delayed, and shall not be necessary to the extent that the Sellers have indemnified the Buyers against the effects of any such settlement. Buyers (and its representatives) also may participate in any such audit or claim or administrative or judicial proceeding at their own expense. If the Sellers do not within 7 days from receipt of the Buyer's notice referred to in the first paragraph of this subsection (vi), notify the Buyers that they will assume the conduct or defense of any such audit or claim or proceeding, unless the effect of such audit or claim or proceeding is exclusively on a Pre-Closing Period, Buyers (or their representatives) may, at the Sellers' reasonable expense and without any effect to theirs or the Companies' rights to indemnification, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.

         The Sellers shall be entitled to participate at their expense in the defense of any audit, claim or administrative or judicial proceeding for taxes for an Interim Period which may be the subject of indemnification by the Sellers and, with the written consent of Buyers, which shall not be unreasonably withheld or delayed (it being understood that it would be reasonable for Buyers to withhold such consent if as part of the same defense proceeding, there exist issues with respect to taxes which may not be the subject of indemnification by the Sellers), and at their sole expense, may assume the entire defense of such Tax claim; provided, however, that, notwithstanding the foregoing, the Sellers shall not be entitled to settle or otherwise compromise, either administratively or after the commencement of litigation, any such Tax claim without the prior written consent of Buyers (which consent shall not be unreasonably withheld or delayed) if the settlement or compromise would result in any additional liability for Taxes of Buyers or the Purchased Companies for such Interim Period or any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) which would not be fully indemnified by the Sellers. Buyers and the Purchased Companies shall not agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by the Sellers without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

         Buyers shall control any and all audit, administrative and judicial proceedings related to the Taxes of the Purchased Companies for periods after the Interim Period.

         (vii) Regardless of anything else in this Agreement, Sellers shall be jointly and severally liable for any taxes imposed on NewCo Fibers England on or before the Closing Date as a result of the application of section 179 of the Taxation of Chargeable Gain Act 1992 of the United Kingdom to:

         (a) the transfer of any assets to NewCo Fibers England on or prior to Closing;

         (b)      Closing; or

         (c)      a combination of (b) and (c).

                  8.3.2    WITHHOLDING TAXES

         To the extent, if any, that Buyers (or any of its assignees) are required to withhold Taxes on account of the Sellers from the Purchase Price under applicable law ("WITHHOLDING TAXES"), (x) Buyers (or such assignee) shall withhold and pay such a Withholding Taxes to the appropriate Governmental Authority at the time and in the manner prescribed by applicable law, (y) Buyers (or such assignee) shall provide the applicable receipts, if any, evidencing (or otherwise establishing to the satisfaction of the Sellers) the payment of such Withholding Taxes and (z) Buyers shall be deemed to have paid the amount of such Withholding Taxes as part of the Purchase Price due to the Sellers. Buyers agrees not to make any assignment to any assignee the effect of which would be to increase Withholding Taxes above those that would have been incurred had the Buyers not made such assignment.

                  8.3.3    TAX ELECTIONS

         From and after the date hereof, the Sellers shall not, without the prior written consent of Buyers (which consent may not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting for Tax purposes, that would reasonably be likely to have an effect that is materially adverse to any Purchased Company.

                  8.3.4    TIME OF PAYMENT

         Payments of any amounts due under this SECTION 8.3 in respect of Taxes shall be made by the Sellers or Buyers at least ten (10) Business Days prior to the date on which the taxes are due. If liability under this SECTION 8.3 is in respect of other costs or expenses other than Taxes, payment by the Sellers of any such amounts shall be made within ten (10) Business Days after the date that the Sellers have been notified by Buyers in writing that the Sellers have a liability for a determinable amount under this SECTION 8.3 and they are provided with calculations or other materials supporting the Sellers' liability for such amounts. This provision shall apply pari passu to payments required to be made by the Buyers to the Sellers.

                  8.3.5    ASSISTANCE AND COOPERATION

         After the Closing Date, each of the Sellers and Buyers shall as may reasonably be requested:

         (i) assist the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this SECTION 8.3;

         (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Purchased Companies, Carborundum Ltd and Carborundum do Brasil (to the extent Buyers or the Purchased Companies may be held responsible for Taxes due by Carborundum Ltd or Carborundum do Brasil);

         (iii) make available to the other and to any taxing authority to the extent reasonably requested all information, records, and documents relating to Taxes of the Purchased Companies, Carborundum Ltd and Carborundum do Brasil (to the extent Buyers or the Purchased Companies may be held responsible for Taxes due by Carborundum Ltd or Carborundum do Brasil);

         (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Purchased Companies, Carborundum Ltd and Carborundum do Brasil, for Pre-Closing Periods (to the extent Buyers or the Purchased Companies may be held responsible for Taxes due by Carborundum Ltd or Carborundum do Brasil); and

         (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information requested with respect to any such taxable period of the Purchased Companies, Carborundum Ltd and Carborundum do Brasil (to the extent Buyers or the Purchased Companies may be held responsible for Taxes due by Carborundum Ltd or Carborundum do Brasil).

         Any information obtained under the provisions of this SECTION 8.3.5 shall be kept confidential except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  8.3.6    COMMODITY TAXES

                     8.3.6.1 PRICES AND OTHER SUMS EXCLUSIVE OF COMMODITY TAXES. Unless otherwise expressly stated all prices, consideration or other sums payable under or in accordance with this Agreement (including any payments required to be made in relation to any warranty, indemnity or breach of this Agreement) do not take account of any Commodity Tax which becomes payable by virtue of the operation of the legislation which imposes the Commodity Tax.

                     8.3.6.2 SPECIAL RULE FOR REIMBURSABLE EXPENSES. If this Agreement requires a party to pay for, reimburse or contribute to any expense, loss or outgoing ("REIMBURSABLE EXPENSE") suffered or incurred by another party, the amount required to be paid, reimbursed or contributed by the first party will be the amount of the reimbursable expense net of input tax credit and any similar credit or offset (if any) to which the other party is entitled in respect of the reimbursable expense.

                   8.3.6.3 LEGAL MINIMIZATION OF COMMODITY TAXES. The parties agree to co-operate in doing all such things as may be necessary or reasonable to reduce, to the maximum extent permitted by law, the incidence of Commodity Tax in relation to any transfers made under this Agreement. The obligations of a party under this SECTION 8.3.6 include, but are not limited to, ensuring that, to the extent possible under applicable law, the transfer of assets under
SECTION 2.1 of this Agreement is treated as free or exempt from any Commodity Tax under the legislation which imposes such Commodity Tax.

                   8.3.6.4 OTHER AGREEMENTS. The provisions of SECTIONS 8.3.6.1 TO 8.3.6.3 shall also apply to any payment made pursuant or in accordance with the Warranty Agreement or any Related Agreement in the same manner as they apply to payments made pursuant to, or in accordance with, this Agreement.

            8.3.7    REIMBURSEMENT BY UNIFRAX

         Unifrax agrees to reimburse SEPR for one-half of any Tax actually paid by Sellers with respect to any dividend paid by Orient to Carborundum Ltd. or to NewCo Fibers England between the date hereof and the Closing Date, after taking into account any available foreign tax credits or other benefits.

  8.4     Satisfaction of Conditions

         Buyers and Sellers shall each use their reasonable efforts to consummate the transactions contemplated hereby, including using their reasonable efforts to cause each of the conditions set forth in Article 3 to be satisfied at or before the Closing to the extent that such conditions are within the control of such party. The provisions of this SECTION 8.4 shall not, however, require any party to waive any condition.

  8.5     Update Information

         Prior to the Closing, SEPR may at any time and from time to time deliver a certificate to Buyers listing any changes or supplements to the representations and warranties made by it in the Warranty Agreement needed, to its knowledge, to make such information materially correct and complete as of the Closing provided that such certificates shall only pertain to facts, events or circumstances that occur between the date hereof and the Closing Date. Such certificate shall not relieve SEPR from its indemnification obligations pursuant to Section 4.1.2 of the Warranty Agreement or from any indemnification provision of this Agreement to the extent the circumstances thus described fall within the scope of such provision and shall only relieve SEPR from its indemnification obligation pursuant to Section 4.1.1 of the Warranty Agreement to the extent the circumstances or facts described therein are not within the control of SEPR or its Affiliates and it is not a Material Adverse Change. Any such certificate must be delivered by SEPR no later than 5 business days prior to Closing.

  8.6     Transferred employees

         (a) The parties agree that the employment agreements of the employees of each Asset Seller listed on EXHIBIT 8.6 (a) (the "TRANSFERRED EMPLOYEES") will automatically be transferred to the relevant Asset Buyers pursuant to the applicable statutory provisions as of the Closing Date.

         (b) On or before August 15, 2000 Carborundum Deutschland and Unifrax Germany shall each provide each Transferred Employee employed by Carborundum Deutschland with a letter, return receipt requested, in the form provided in EXHIBIT 8.6 (b) informing such employee of the conditional transfer to Unifrax Germany and his/her right to object to such transfer within three weeks after receipt of the letter. Four weeks after the date of the letters, Carborundum Deutschland shall provide Buyers with a list of the names of all Transferred Employees in Germany who have objected to their transfer and said list shall be updated by Carborundum Deutschland every time another German Transferred Employee objects to the transfer (the "OBJECTING EMPLOYEES").

         (c) During the period between the date hereof and the Closing Date, Carborundum Australia and Unifrax Australia shall cooperate in good faith to carry out the transfer of the relevant Transferred Employees in a cost-efficient manner consistent with local Laws.

         No person other than the Transferred Employees shall be entitled to claim any right to employment from the Companies or the Asset Buyers after the Closing Date. Sellers shall indemnify and hold harmless the Buyers and the Purchased Companies against any claim or action by the Transferred Employees in respect of their employment prior to the Closing Date by the Companies and/or the Sellers or their Affiliates, provided Buyers shall indemnify Sellers for any claims by Transferred Employees based on the initiation by Buyers or the Purchased Companies after the Closing Date of changes in the employee benefit plans offered to the Transferred Employees as compared with those they enjoyed prior to the Closing Date (other than any stock option or purchase plan pertaining to shares in Compagnie de Saint-Gobain SA and other than any changes made to the pension plans offered to Transferred Employees in Australia arising from the failure for transfer value to be paid in accordance with the provisions of Exhibit 8.8. Sellers will indemnify Buyers against any claims by the Transferred Employees in Australia arising from failure of the transfer value being made in accordance with the provisions of Exhibit 8.8).

  8.7     Non-transferred employees

         Notwithstanding any provision to the contrary, the parties agree that the individuals listed in EXHIBIT 8.7 (together with their respective positions) who are on the date hereof employed by the Companies shall remain in the employment of Sellers or their Affiliates (the individuals listed on such schedule, together with the employees of Carborundum Ltd and Carborundum do Brasil and the Companies who are not Transferred Employees are collectively referred to as the "NON-TRANSFERRED EMPLOYEES"). Sellers shall bear all liabilities relating to the Non-Transferred Employees, whether arising before or after the Closing Date, and Sellers shall indemnify and hold harmless the Buyers and the Purchased Companies against any claim or action by the Non-Transferred Employees in respect of their employment by the Companies and/or their employment by Sellers or their Affiliates.

  8.8     Pension Plans

         EXHIBIT 8.8 sets forth the covenants of the parties regarding the pension plans applicable to the employees of Carborundum Ltd, Carborundum do Brasil, Carborundum Deutschland and Carborundum Australia, which covenants shall be implemented by the parties in accordance with such EXHIBIT 8.8.

  8.9     Transfer of Permits and Third Party Consents

                  (i) The Sellers shall be responsible for ensuring that following the implementation of the Reorganization Plan, the Ceramic Fiber Business of NewCo Fibers England, NewCo Fibers Brazil and Carborundum Italia benefits prior to the Closing Date from permits and authorizations identical in all material respects to those which the Ceramic Fiber Business of Carborundum Ltd, Carborundum do Brasil and Carborundum Italia enjoys on the date hereof and that to the extent a third party consent is required in connection with transfer of any material contract as listed in EXHIBIT 8.9(i) as part of the Reorganization Plan relating to such Companies, such consent is obtained prior to the Closing Date. The Buyers shall use their best efforts to cooperate with the Sellers in order to take any steps (other than the payment of monies) that need to be taken in order to achieve this result, as may be reasonably requested by Sellers;

                  (ii) The Sellers shall ensure that, to the extent the consent of any Governmental Authority or third party is required in connection with any material Contract, permit or authorization of the Purchased Companies as listed in EXHIBIT 8.9(ii) as a result of the change in control of the Purchased Companies prior to the Closing Date, such consent is obtained prior to such date. The Buyers shall use their best efforts in order to cooperate with the Sellers in order to take any steps that need to be taken in order to achieve this result, as may be reasonably requested by Sellers.

                  (iii) The Sellers shall, within 15 days from the date hereof, provide the Buyers with a list of the permits or authorizations or third party contractual consents in connection with material contracts that Carborundum Australia and Carborundum Deutschland hold on the date hereof and that Asset Buyers will need to obtain in order to continue after the Closing Date to operate the Ceramic Fiber Business they purchase in the same manner as it was operated prior to the Closing Date. The Sellers shall then prepare the documents required in order to apply for such permits, authorizations or consents and shall transmit them for signature by the Buyers. The Asset Buyers shall promptly sign and file such documents with the appropriate Governmental Authorities or third parties. Both parties shall cooperate in order to process such applications and obtain such consents, permits or authorizations including, without limitation, by providing the other party with all such information not in such other party's possession as may be useful or necessary in connection with the preparation of such application; the Asset Sellers recognize that Asset Buyers do not have a presence in Australia and that day to day work in connection with such tasks will need to be performed by the Asset Sellers. However, no Seller shall be liable in any respect in connection with the signature and filing of the relevant documents, correspondence or relations with Governmental Authorities in connection therewith or any failure to obtain (or delay in obtaining) any such consents, permits or authorizations.

         (iv) To the extent consent to the transfer of any contract other than the contracts referred to in EXHIBIT 8.9(i) and 8.9(ii) or listed on the list referred to under paragraph (iii) above is required in connection with the Reorganization Plan or the transactions contemplated under this Agreement, each of the parties hereto will cooperate with the other party before and after the Closing Date in order to obtain such consent and will execute any document or agreement that may be reasonably required to that effect. In the event a sales representative or distributor hired prior to the Closing Date by the Companies in connection with both their Ceramic Fiber Business and their refractories business does not accept the transfer, split or amendment of its agreement so as to limit its scope to the Ceramic Fiber Business transferred to the Buyers, Sellers shall not be responsible to the Buyers for the discontinuation of such agency or distribution agreement from the Closing Date, provided however that Sellers shall be responsible pursuant to Article 4.1.2 of the Warranty Agreement for any damages or indemnities to be paid to such sales representative or distributor which shall constitute Pre-Closing Liabilities of the Purchased Companies, or excluded Liabilities of the Asset Sellers, as appropriate.

  8.10    Information Systems

         EXHIBIT 8.10 sets forth the covenants of the parties regarding information system services.

8.11     Rules for allocation among Ceramic Fiber Business and other Businesses

         Buyers shall be entitled to verify and audit (and shall use their best efforts to do so within two months after the Closing Date), the rules of allocation among Ceramic Fiber Business and other businesses of Sellers contained in EXHIBITS 2.2.1(c), Sellers shall grant access to Buyers and their auditors to information reasonably relevant for their purpose. To the extent there exists any discrepancy between the contents of these annexes and the allocation resulting from such audit, the parties shall seek to resolve this discrepancy in good faith. In the event the parties do not succeed in resolving such issue, such issue shall be resolved in accordance with Section 2.4.2(b). The allocation resulting from this process shall be used in lieu of the allocation contained in EXHIBIT 2.2.1(c) for the purpose (and only for the purpose) of determining which Trade Accounts Payable shall be assumed by the Buyers and which by Sellers and determining the Accrued Liabilities for which the Sellers are responsible.

                                   ARTICLE 9.

                                   TERMINATION

  9.1     Termination

         This Agreement may be terminated prior to Closing:

                  9.1.1    WRITTEN AGREEMENT

                  By written agreement executed by Buyers and Sellers.

                  9.1.2    DROP DEAD DATE

                  By Buyers, on the one hand, or Sellers, on the other hand, at any time after October 31, 2000 if the Closing shall not have taken place on or before such date; PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 9.1.2 shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  9.1.3    MATERIAL BREACH OF SELLERS' REPRESENTATIONS

                  By Buyers if Sellers commit a material breach of any of their representations, warranties, covenants or agreements contained herein or in the Warranty Agreement, unless such breach is cured by Sellers to the satisfaction of Buyers within 15 days from the date of a notice to this effect delivered by Buyers to Sellers.

                  9.1.4    MATERIAL BREACH OF BUYERS' REPRESENTATIONS

                  By Sellers if Buyers commit a material breach of their representations, warranties, covenants or agreements contained herein or in the Warranty Agreement unless such breach is cured by Buyers to the satisfaction of Sellers within 15 days from the date of a notice to this effect delivered by Sellers to Buyers.

  9.2     Effect of Termination

         In the event that this Agreement is terminated under circumstances where no party hereto has committed a breach under this Agreement or the Warranty Agreement, none of the parties hereto shall have any liability or obligation to any of the other parties hereto and the provisions of Section 8.2 shall apply. In the event that this Agreement is terminated under circumstances where a party hereto has committed a breach under this Agreement or the Warranty Agreement, the party in breach shall indemnify the other party for all consequences of such breach and the termination of this Agreement. Notwithstanding the foregoing, the provisions of SECTIONS 8.1, 8.2 AND THIS 9.2 shall survive any termination hereof.

                                   ARTICLE 10.

                                  CONSTRUCTION

  10.1    Definitions

         When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

                  Term                                       Section
                  ----                                       -------

                  Accrued Liabilities                        2.4(ii)
                  Agreement                                  Preamble
                  Asset Buyers                               Recitals
                  Asset Purchase Agreement                   2.1(c)
                  Asset Seller                               Recitals
                  Audited Closing Debt                       2.2.1(b)
                  Auditors                                   2.2.1(b)


                  Batistaff                                  Recitals
                  Buyers                                     Preamble


                  Carborundum Belgium                        Recitals
                  Carborundum France                         Recitals
                  Carborundum Italia                         Recitals

                  Carborundum Ltd                          Recitals
                  Cash Payment                             2.2.1(a)
                  Cash Requirement                         6.7.1
                  Ceramic Fiber Business                   Recitals
                  Closing and Closing Date                 Article 4
                  Closing Debt                             2.2
                  Closing Statements                       2.4
                  Companies                                Recitals
                  Company                                  Recitals
                  Corporation Note                         2.2
                  CVI                                      6.4


                  Excluded Liabilities                     2.1(c)

                  Guaranty Agreement                       Recitals

                  Interim Period                           8.3.1

                  Non-Transferred Employees                8.7
                  Notes                                    2.2.2
                  Notified Closing Debt                    2.2.1(b)

                  Objecting Employees                      8.6
                  Orient                                   Recitals
                  Orient Dividend                          6.7.1

                  Payer                                    8.3.6.3
                  Permitted Assigns                        10.3
                  Pledge Agreement                         2.2.2
                  Pre-Closing Period                       8.3.1
                  Post-Closing Period                      8.3.1
                  Provider                                 8.3.6.3
                  Purchase Price                           2.2
                  Purchased Assets                         Recitals
                  Purchased Companies                      Recitals
                  Purchased Shares                         Recitals


                  Regulatory Consents                      3.1.5
                  Reimbursable Expense                     8.3.6.4
                  Related Agreements                       6.9
                  Reorganization Plan                      5.1


                  SEC                                      6.6(a)
                  Sellers                                  Recitals
                  Stock Seller                             Recitals
                  Subordination Agreement                  2.2.2

                  Toshiba Monofrax Right of First Refusal  6.4
                  Transferred Agreements                   2.1(c)
                  Transferred Employees                    8.6

                  Unifrax                                  Preamble
                  Unifrax Guarantee                        2.2.2
                  Unifrax Holding Note                     2.2
                  Unifrax Senior Lenders                   2.2.2
                  US GAAP                                  6.6(a)

                  Warranty Agreement                       Recitals
                  Withholding Taxes                        8.3.2
                  Working Capital                          2.4(i)


                  "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

                  "Antitrust Regulations" means The Council Regulation (EEC) No. 4064/89 (European Union) of December 21, 1989 on the control of concentrations between undertakings, as amended; The Law No. 8,884/1994 (Brazil); The Law of August 5, 1991 on the Protection of Economic Competition as amended by the laws of April 26, 1999 (Belgium); The Ordinance N(degree) 86-1243 and Decree N(degree) 86-1309 (France), as amended; The Act against Restrictions of Competition of 1958 (Germany), as amended; The Law N(degree) 287 of October 10, 1990 (Italy); The Law N(degree) 16/1989, on the Defense of Competition (Spain), as amended by Royal Decree Law 6/1999; The Fair Trading Act 1973 (UK), the Trade Practices Act (Commonwealth of Australia) 1974, and any regulations and guidelines issued under them.

                  "Business Combination" means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of all or substantially all of the assets and properties of such Person.

                  "Carborundum Deutschland" means Carborundum Deutschland GmbH a company incorporated under the laws of Germany with its registered office at Kappeler strasse 105, 40597 Dusseldorf.

                  "Carborundum Australia" means Carborundum Australia Pty Ltd, ACN 004 838 233 a company incorporated in Victoria with its registered office at 336 Settlement Road, Thomastown, Victoria, Australia.

                  "Carborundum Belgium" means Carborundum Belgium SA, with its registered office at W.T.C Tour 1, Boulevard E. Jacqmain, 162, Bte 38, B-1000 Bruxelles, R.C n(degree) 213 177.

                  "Carborundum do Brasil" means Carborundum do Brasil Ltd a company incorporated under the laws of Brazil with its registered office at Av. Independencia 7031,

Vinhedo 13280-000-SP, Brazil, registered with the Ministry of Finance under number 00-450-887/0001-10.

                  "Carborundum Ltd" means Carborundum Company Ltd with its registered office at Mill Lane, Rainford St-Helens, Mersey Side WA 11 8LP, United Kingdom. registration n(degree) 909697.

                  "Carborundum Venezuela" means CIT Carborundum do Venezuela a company incorporated under the laws of Venezuela with its registered office at Pago Segun Planilla, 0750679 Por B 14060.

                  "Commodity Taxes" means sales taxes, value-added taxes ("VAT"), and goods and Services taxes ("GST").

                  "Companies' Accounting Principles" means French GAAP adjusted or completed to take into account the accounting practices, methodologies and parameters (including, where applicable, consolidation rules and methods) used by Compagnie de Saint-Gobain and its Affiliates as referred to in Saint Gobain's annual report for fiscal year 1999.

                  "Consent" means any consent, permit, approval or authorization of, notice to, designation, registration, declaration or filing with any Person.

                  "Contract" means any oral or written lease, pledge, mortgage, instrument, note, license, commitment, agreement or other undertaking to which any Person or its assets are bound, but shall exclude any purchase or sales order of the Companies that is cancelable at will or that involves payment or performance valued at not more than $25,000 or the equivalent thereof in the relevant currency.

                  "Debt" of any Person means: (a) any liability of such Person
(i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or similar facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with US GAAP; or (v) all obligations secured by any liens; (vi) under any interest or foreign currency swaps, other foreign currency contracts or other derivatives; or (vii) any and all accrued interests, success fees, prepayment premiums, make whole premiums or penalties and fees and expenses actually incurred (including attorney's fees) associated with the prepayment of any Debt; or (viii) to the extent not otherwise included in (i) through (vii) preceding, for all or any part of the deferred purchase price of property or services (including without limitation any earnout or similar payments owed by any of the Companies after the Closing Date on account of any acquisition by any of the Companies occurring prior to the Closing Date) but excluding trade payables and accrued expenses except for accrued interest, or
(b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. (Debt included in (a) and (b) above are collectively referred to herein as "Prohibited Debt") or (c) all "cut" but uncashed checks issued by the Companies that are outstanding on the Closing Date.

                  "Employee Benefit Plan" means any pension, retirement or post retirement, savings, profit sharing, stock bonus, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance, post employment or termination pay, medical, hospital, dental, cafeteria, flexible spending, dependent care, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plans or programs, agreements or arrangements, whether written or oral, covering current or former employees, directors or agents of any of the Companies and maintained, sponsored or contributed to by any of the Companies or with respect to which any of the Companies may otherwise have any liability.

                  "Environment" means all or any of the following media: air (which includes the air within any building or the air within any other man made or natural structure above or below ground), water (including coastal and inland waters, surface water and ground water) and land (including surface land, sub-surface strata, seabed and river bed and natural and man made structures).

                  "Environmental Laws" means any national, federal, state or local laws, statutes, statutory instruments and regulations, judgments or awards of any statutory body or court relating to the protection, clean up or restoration of the environment or to the safety and health, including, but not limited to, any of the same relating to (a) generation, treatment, storage, disposal or transportation of wastes, emission or discharges or protection of the Environment from the same, (b) noise, (c) exposure to Hazardous Substances,
(d) regulation of the manufacture, processing, distribution in commerce or use of chemical or mineral substances (including ceramic fibers) or (e) the use of any of the premises owned, leased or used by any of the Companies as such laws, rules, orders, regulations are in force on or prior to the Closing Date.

                  "Environmental Permits" means any and all permits required pursuant to Environmental Laws in connection with, the use of any of the premises owned, leased or used by any of the Companies, and any licenses, authorizations, consents, or other approvals required for the conduct of the Ceramic Fiber Business as conducted by the Companies on or prior to Closing.

                  "GAAP" means generally accepted accounting principles in the relevant jurisdiction consistently applied.

                  "Governmental Authority" means any federal, state, local, or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

                  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligations of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements for deposit or collection in the ordinary course of business. The term "Guarantee" used as verb has a correlative meaning.

                  "Hazardous Substance" means any toxic substance or waste, pollutant, hazardous substance, contaminant, special waste, industrial substance or waste, or any constituent of such substance or waste in any form which, whether alone or in consideration with any other substance, is causing or which is capable of causing harm or damage to the Environment or to human health or welfare to any living organism, including any substance regulated or defined pursuant to any Environmental Law.

                  "Health and Safety Law" means all or any laws (including EU Directives, regulations and treaties) and all guidance notes, rules, orders and regulations made or issued thereunder which relate to the health and safety of those who work for any of the Companies whether as employees or otherwise, or visitors to any of the premises owned, occupied or used by any of the Companies, as such laws, rules, orders, regulations are in force on or prior to the Closing Date.

                  "Indian Founders" means the following individuals or entities:
Mrs. Ganga Devi Rajgarhia, Mr. S.G. Rajgarhia, Mr. R.K. Rajgarhia, Ms. Anisha Rajgarhia, Ms. Bhavna Rajgarhia, Mr. Shrivant Rajgarhia, Mr. Rajat Rajgarhia, Mrs. Prabha Devi Rajgarhia, Mrs. Sulabha Rajgarhia, Mrs. Jayati Rajgarhia, Mr. Sanjay Rajgarhia, Mr. P.K. Rajgarhia, Mr. Nawal Kishore Rajgarhia, Mr. Nilesh Rajgarhia, M/s. Salora Plasts Mould (P) Ltd.

                  "Intellectual Property Rights" means all of the following which are owned by, issued to or licensed to any of the Companies and which are used in the business of any of the Companies, along with all income, royalties, damages and payments due or payable at Closing or thereafter including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past or future infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures, design rights, utility models and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on SCHEDULE 2.7.5 to the Warranty Agreement.

                  "Law" means any federal, state, local or foreign law, statute, ordinance, rule, order or regulation of any Governmental Authority.

                  "Lien" means any mortgage, pledge, hypothecation, lien, easement, adverse claim, encumbrance, security interest, charge or any other title defect or restriction of any kind.

                  "LSL Entitlements" means the amount of the long service leave liability of Carborundum Australia for its employees, other than the Non-Transferred Employees, as of the Closing Date determined in accordance with the requirements of accounting standard AASB 1028 issued by the Australian Accounting Standards Board.

                  "Material Adverse Change" means an event or change affecting the financial condition, results of operations, tangible and intangible assets or future business prospects of the Ceramic Fiber Business of the Companies which (i) does not result from the announcement of the transactions contemplated in this Agreement, and (ii) could reasonably be expected to influence adversely the investment decision of a reasonably prudent buyer (including, by way of illustration but without limitation, any loss of major customers, strikes, or labor unrest, withdrawal or limitation of material authorization or environmental authorization that results in the shutdown or curtailment of operations, major equipment failure, major fires or other major accidents or natural catastrophes having a material impact on the operations of the Companies); provided however that Material Adverse Change shall not be deemed to comprise changes that result from general economic or political conditions.

                  "Motker" means Motker Kerlane Ceramic Fibers LLC, a company incorporated under the laws of Hungary with its registered office at Timfold ut 1, H 9201 Mosonmagyarovar, Hungary.

                  "NewCo Fibers Brazil" means NewCo Fibers Brazil, a newly formed company incorporated under the laws of Brazil with its registered office at Av. Independencias, 13280-000 Vinhedo-SP, Brazil.

                  "NewCo Fibers England" means Newco Fibers England, a newly formed company incorporated under the laws of England, with its registered office at Mill Lane, Rainford St Helens, Mersey Side WA 11 8LP, United Kingdom.

                  "Permitted Liens" means (i) Liens that are set forth on
EXHIBIT 10.1 to this Agreement, and (ii) Liens for Taxes, assessments, levies, customs duties or other governmental charges not delinquent (subject to applicable grace periods) or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in the Financial Statements (as defined in the Warranty Agreement).

                  "Person" means any individual, corporation, corporate body, partnership, limited liability corporation, joint venture, trust, Governmental Authority, unincorporated association or any other entity or organization.

                  "Rainford Business Transfer Agreement" means the transfer agreement in the agreed terms by which the split described in Article 5 is achieved.

                  "Rainford Property" means the property remaining within registered title number MS210918 after the completion of the Rainford Transfer.

                  "Rainford Transfer" means a transfer of the Transferred Rainford Property between Carborundum Ltd and NewCo Fibers England in the agreed form.

                  "SEPR" means Societe Europeenne de Produits Refractaires, a company incorporated under the laws of France with its registered office at Les Miroirs, 18 Avenue d'Alsace, 92400 Courbevoie, France.

                  "Taxes" or "Tax" means income, gross receipts, property, registration, stamp, sales, use, goods and services (GST), value added (VAT), license, excise, production, franchise, employment, social security, governmental pension or insurance, withholding or similar taxes or contributions, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

                  "Tax Return" means any return, report, declaration, statement, certificate, schedule or other document required to be filed within, or provided to any Governmental Authority in charge of collecting Taxes or entitled to receive such documents in connection with any Tax.

                  "Trade Accounts Payable" means (i) all obligations for payment for goods delivered by third party vendors which have been received and accepted by the Companies prior to the Closing Date in connection with their Ceramic Fiber Business, whether or not the Companies have received an invoice therefor prior to the Closing Date and (ii) all obligations for payment for services from third parties (not including employees but including utilities providers) which have been received and accepted by the Companies prior to the Closing Date in connection with their Ceramic Fiber Business and for which the Companies have received an invoice from the supplier in the ordinary course of business prior to the Closing Date. Trade Accounts Payable shall not include any expenses resulting from, or incurred in connection with, the Reorganization Plan or the transactions contemplated by this Agreement. In the event a Trade Accounts Payable relates to both the Ceramic Fiber Business and the other businesses of the Companies, the allocation of such Trade Account Payable among these businesses shall be made according to the past practice of the Companies as detailed in EXHIBIT 2.2.1(c) subject to Section 8.11;

                  "Transferred Rainford Property" means the land comprising the part of the Rainford Site to be transferred to NewCo Fibers England by the Rainford Transfer.

                  "Transaction Documents" means this Agreement, the Warranty Agreement, the Related Agreements, and all other agreements, instruments and certificates referenced herein or therein executed and delivered in connection herewith and therewith, including without limitation each Exhibit to this Agreement.

                  "Unifrax Australia" means Unifrax Australia Pty, Ltd, ACN 093 625 757, a company incorporated under the laws of Australia, with its principal place of business at 326 Settlement Road, Thomastown Victoria 3074, Australia.

                  "Unifrax Brazil" means NAF Brazil Ltda, a company incorporated under the laws of Brazil, with its registered office at Rua 2 n 18 A, Distrito Industrial Nova Era, 13347-392 Indaiatuba, Sao Paulo, Brazil.

                  "Unifrax GmbH" means Unifrax GmbH, a company incorporated under the laws of Germany, with its registered office at Haus-Martin Schleierstrasse 30, D 47877, Willich Munchheide, Germany.

                  "Vertec" means Vertec SAS, a company incorporated under the laws of France with a share capital of 128,144,000 Euros, its registered office at Courbevoie, Les Miroirs, 18 avenue d'Alsace, registered with the Registry of Commerce and Companies under number 316 699 594 RCS Nanterre.

  10.2    Notices

         All notices shall be in writing and shall be deemed to have been given three days after the registration if sent by registered mail, postage prepaid, return receipt requested, or upon delivery by courier or upon confirmation of receipt if sent by telecopy to the following addresses:

                  (a)      If to Buyers to:
                           Unifrax Corporation
                           2351 Whirlpool Street
                           Niagara Falls
                           New York 14305-2413
                           USA
                           Attn:  William P. Kelly
                           Telecopy Number: + 716 278 3903

                           With a copy to:
                           Jones, Day, Reavis & Pogue
                           120, rue du Faubourg Saint Honore
                           75008 Paris
                           Attn:  Gael Saint Olive
                           Telecopy Number: (33) 1 56 59 39 38


                  (b)      If to Sellers to:
                           SEPR
                           18 Avenue d'Alsace
                           92400 Courbevoie
                           France
                           Attn:  Olivier Duval
                           Telecopy Number: (33) 1 47 62 37 80

                           With a copy to:
                           SEPR Legal Department
                           18 Avenue d'Alsace
                           92400 Courbevoie
                           France
                           Attn:  Marie-Armelle Chupin
                           Telecopy Number: (33) 1 47 62 37 83

or to such other address or telecopy number as may have been designated in a prior notice.

         Each of the Buyers hereby appoints Unifrax as its agent for the purpose of signing and sending any notice or communication relating to this Agreement on its behalf and any notice or communication sent by Unifrax in this connection shall be binding on all Buyers. Each of the Sellers hereby appoints SEPR as its agent for the purpose of signing and sending any notice or communication relating to this Agreement on its behalf and any notice or communication sent by SEPR in this connection shall be binding on all Sellers. Such appointments may only be revoked by a written notice addressed by the revoking party to all other parties to this Agreement.

  10.3    Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. For the purposes of this Agreement and the Transaction Documents, permitted assigns (the "Permitted Assigns") shall include (i) any Affiliate of Unifrax, (ii) the banks and financial institutions which grant credit to Unifrax or its subsidiaries,
(iii) any Person which purchases (together with its Affiliates, if appropriate) fifty percent (50%) or more of the Ceramic Fiber Business to be purchased by Buyers hereunder; such fifty percent (50%) threshold shall apply to the turnover of the part of the Ceramic Fiber Business thus purchased by such person as compared on the date of such purchase with the overall turnover of the Ceramic Fiber Business transferred hereunder, and (iv) any purchaser which purchases substantially all of the business, assets or shares of Unifrax Holding or Unifrax. If Unifrax transfers only a portion of the Ceramic Fiber Business as contemplated in subsection (iii) above and retains the remaining portion for itself, then the amounts provided for in Article 4.4(c) and (d) of the Warranty Agreement shall apply to the aggregate of the claims made by Unifrax and the Permitted Assigns. No more than two successive assignments to Persons contemplated in subsections (iii) or (iv) above shall be permitted. It is however understood that, in the event of a sale or transfer by the last Permitted Assign to a third party of all or part of the Ceramic Fiber Business to be purchased by the Buyers hereunder, the last Permitted Assign shall continue to be entitled to enforce the terms of this Agreement against Sellers notwithstanding such sale or transfer.

  10.4    Third Party Beneficiaries

         Nothing in this Agreement is intended or shall be construed to confer on any Person other than the parties and their successors and Permitted Assigns any rights or benefits hereunder.

  10.5    Headings

         The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

  10.6    Exhibits and Schedules

         The Exhibits and the Schedules shall be deemed to be a part of this Agreement.

  10.7    Governing Law

         This Agreement shall be governed by and construed under the laws of France. Except as provided in this Agreement, all disputes arising in connection shall be exclusively and finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said rules. In the event multiple claimants or multiple defendants fail to agree on the arbitrator they should appoint pursuant to this clause, the International Court of Arbitration of the International Chamber of Commerce shall appoint all of the members of the Tribunal. The arbitration proceedings shall take place in Paris France and shall be conducted in English. The foregoing notwithstanding, Sellers and Buyers may apply to any Courts of competent jurisdiction for interim or conservatory measures. The application of the Sellers or the Buyers to such Courts for such measures or for the implementation of such measures ordered shall not affect the powers reserved to the Arbitral Tribunal.




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

  10.8    Waivers

         Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

  10.9    Pronouns

         The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

  10.10   Amendment

         No amendment of this Agreement shall be binding unless made in a written instrument which specifically refers to this Agreement and is signed by Buyers and Sellers.

  10.11   Entire Agreement

         The Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into the Transaction Documents, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of the Transaction Documents, other than those included herein.

                                     * * * *

Made in New York on July 27, 2000.

in three (3) original copies.



Buyers                                       Sellers




Unifrax Corporation                          Societe Europeenne de
                                             Produits Refractaires





/s/ Paul J. Viola                            /s/ Roland Lazard
------------------------------               --------------------------------
Paul J. Viola                                Roland Lazard

Unifrax Holding Co.                          The Carborundum Company Ltd.





/s/ Mark D. Roos                             /s/ Oliver Dural
---------------------------                  -----------------------------------
    Mark D. Roos                                 Oliver Dural



Unifrax Australia Pty, Ltd.                  Carborundum do Brasil Ltda





/s/ Mark D. Roos                             /s/ Sonia Sikorav
---------------------------                  -----------------------------------
    Mark D. Roos                                 Sonia Sikorav



NAF Brazil Ltda                              Carborundum Deutschland GmbH





/s/ Paul J. Viola                            /s/ Sonia Sikorav
---------------------------                  -----------------------------------
    Paul J. Viola                                Sonia Sikorav



Unifrax GmbH                                 Carborundum Australia Pty, Ltd.





/s/ Paul J. Viola                            /s/ Oliver Dural
---------------------------                  -----------------------------------
    Paul J. Viola                                Oliver Dural






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